                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No.333-104310

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 18, 2003)

                               13,500,000 SHARES

                                  (CHUBB LOGO)

                             THE CHUBB CORPORATION
                                  COMMON STOCK
                               ------------------
     We are selling 13,500,000 shares of our common stock, par value $1 per share, in this offering.

     Our common stock is listed on the New York Stock Exchange under the symbol "CB." The last reported sale price of our common stock on the New York Stock Exchange on June 18, 2003 was $60.21 per share.

     In addition to these shares of common stock, we are concurrently offering 16,000,000 Equity Units, each of which will have a stated amount of $25 and initially consist of a purchase contract pursuant to which the holder will agree to purchase from us shares of our common stock on August 16, 2006 and a senior note with a principal amount of $25 due on August 16, 2008. Neither offering is conditioned on the other.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT.

                                                              PER SHARE       TOTAL
                                                              ---------    ------------
Public offering price                                          $59.50      $803,250,000
Underwriting discounts and commissions                         $ 2.38      $ 32,130,000
Proceeds, before expenses, to Chubb                            $57.12      $771,120,000

     To the extent that the underwriters sell more than 13,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 2,025,000 shares of our common stock at the public offering price less the underwriting discounts and commissions until 30 days after the date of this prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares will be ready for delivery on or about June 24, 2003.
                               ------------------
                          Joint Book-Running Managers

CITIGROUP                GOLDMAN, SACHS & CO.                MERRILL LYNCH & CO.
                               ------------------
BEAR, STEARNS & CO. INC.
                CREDIT SUISSE FIRST BOSTON
                                 DEUTSCHE BANK SECURITIES
                                              MORGAN STANLEY
                                                         WACHOVIA SECURITIES
            The date of this prospectus supplement is June 18, 2003

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS
                               ------------------

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-1
Calculation of Our Underwriting Ratios......................   S-8
Risk Factors................................................   S-9
Cautionary Statement About Forward-Looking Statements.......  S-15
Use of Proceeds.............................................  S-17
Price Range of Common Stock and Dividend Policy.............  S-17
Capitalization..............................................  S-18
Certain United States Federal Income Tax Considerations.....  S-19
Underwriting................................................  S-21
Legal Matters...............................................  S-23
                            PROSPECTUS
About This Prospectus.......................................    ii
Forward-Looking Statements..................................   iii
The Chubb Corporation.......................................     1
The Chubb Capital Trusts....................................     2
Use of Proceeds.............................................     4
Ratio of Consolidated Earnings to Fixed Charges.............     4
Description of Debt Securities..............................     5
Description of Junior Subordinated Debentures...............    14
Description of Capital Stock................................    25
Description of Depositary Shares............................    29
Description of Warrants.....................................    32
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    34
Description of Preferred Securities.........................    35
Description of Guarantees...................................    47
Description of Corresponding Junior Subordinated
  Debentures................................................    50
Relationship Among the Preferred Securities, the
  Corresponding Junior Subordinated Debentures and the
  Guarantees................................................    53
Plan of Distribution........................................    55
Legal Matters...............................................    56
Experts.....................................................    56
Where You Can Find More Information.........................    56
Incorporation by Reference..................................    56

                                    SUMMARY

     This summary highlights certain information incorporated by reference or appearing elsewhere in this prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that you should consider before purchasing our common stock. You should read the following summary in conjunction with the more detailed information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. References to "Chubb" are to The Chubb Corporation. Unless the context otherwise requires, references to "we," "us" and "our" refer to The Chubb Corporation and its consolidated subsidiaries.

                             THE CHUBB CORPORATION

     The Chubb Corporation, incorporated in New Jersey in 1967, is a holding company for a family of property and casualty insurance companies known informally as the Chubb Group of Insurance Companies. Since 1882, we have provided property and casualty insurance to businesses and individuals around the world. According to A.M. Best, we are the 12th largest U.S. property and casualty insurer based on 2002 net written premiums. Net premiums written means direct premiums written, plus reinsurance premiums assumed, less reinsurance premiums ceded.

     At March 31, 2003, we had total assets of $35.5 billion and shareholders' equity of $7.1 billion, and for the year ended December 31, 2002 we had consolidated net income of $222.9 million. We employed approximately 13,300 persons worldwide at December 31, 2002.

OUR BUSINESS UNITS

     Our property and casualty operations are divided into three strategic business units:

     CHUBB COMMERCIAL INSURANCE, OR CCI, offers a full range of commercial customer insurance products, including coverage for multiple peril, casualty, workers' compensation and property and marine. CCI is known for writing niche business, where our expertise can add value for our agents, brokers and policyholders. CCI had net premiums written of $3.4 billion in 2002, representing 37% of our total for the year.

     CHUBB SPECIALTY INSURANCE, OR CSI, offers a wide variety of specialized executive protection and professional liability products for privately and publicly owned companies, financial institutions, professional firms and healthcare organizations. CSI also includes our surety and accident businesses, as well as our reinsurance assumed business produced by Chubb Re. CSI had net premiums written of $3.3 billion in 2002, representing 37% of our total for the year.

     CHUBB PERSONAL INSURANCE, OR CPI, offers products for individuals with fine homes and possessions who require more coverage choices and higher limits than are available with standard insurance policies. CPI had net premiums written of $2.3 billion in 2002, representing 26% of our total for the year.

     The following table shows the growth in net premiums written at each of our strategic business units for 2001, 2002 and the first three months of 2003.

                               THREE MONTHS ENDED MARCH 31,               YEAR ENDED DECEMBER 31,
                               ----------------------------   ------------------------------------------------
                                            %                              %                   %
                                 2003     CHANGE     2002       2002     CHANGE     2001     CHANGE     2000
                               --------   ------   --------   --------   ------   --------   ------   --------
                                                                (IN MILLIONS)
Commercial Insurance (CCI)...  $1,082.3    21.2%   $  892.9   $3,404.7    36.7%   $2,490.8     6.4%   $2,340.6
Specialty Insurance (CSI)....   1,027.4    29.2       795.5    3,328.9    33.7     2,489.6     9.7     2,269.8
Personal Insurance (CPI).....     565.0    12.4       502.5    2,313.7    16.8     1,981.1    15.0     1,722.8
                               --------            --------   --------            --------            --------
  Total net premiums
    written..................  $2,674.7    22.1    $2,190.9   $9,047.3    30.0    $6,961.5     9.9    $6,333.2
                               ========            ========   ========            ========            ========

STRATEGY

     We believe that successfully executing the following strategies will permit us to achieve premium and profitability growth in the property and casualty insurance market.

     MAINTAIN OUR POWERFUL BRAND AND STRONG COMPETITIVE POSITIONS IN OUR CHOSEN MARKETS. We have, and intend to maintain, leading franchises in each of our strategic markets. CCI is a leading provider of commercial insurance in the middle market, which we believe offers the most significant immediate growth and profit opportunities in the property and casualty market as a whole. CSI is a market leader in the executive protection and financial institutions business. CPI has a particularly strong position in the high net worth personal insurance market, where we benefit from our well-established Masterpiece(R) brand name.

     CAPITALIZE ON THE PROPERTY AND CASUALTY PRICING ENVIRONMENT. In late 1998 we began increasing rates in our commercial segment. Since 2001, the rate structure within the property and casualty market has improved in each of our segments. Our clear focus on property and casualty products and our strong presence across the commercial, personal and specialty segments of the market have enabled us to capitalize on price trends by improving rates throughout our business units. We also have taken advantage of the favorable environment by tightening policy terms and conditions throughout our product lines.

     Improved property and casualty pricing dynamics contributed to our 30% increase in net premiums written in 2002 compared to 2001, and to our 22% increase in net premiums written in the first quarter of 2003 over the comparable period in 2002. Our ability to increase our rates was also fundamental to our achieving cash flow from operating activities of $2.4 billion in 2002 compared to $1.0 billion in 2001, and $691 million in the first quarter of 2003 compared to $415 million for the comparable period in 2002.

     CONTINUE TO IMPROVE UNDERWRITING PERFORMANCE. Our profitability is extremely sensitive to our underwriting results. The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty business. We use the statutory definition of combined loss and expense ratio: the sum of the ratio of losses to premiums earned, or loss ratio, plus the ratio of statutory underwriting expenses to premiums written, or expense ratio, after reducing both premium amounts by dividends to policyholders. When the combined ratio is under 100%, underwriting results are generally considered profitable; when the combined ratio is over 100%, underwriting results are generally considered unprofitable.

     We have undertaken a renewed focus on disciplined underwriting risk evaluation and expense control, which is designed to maximize our underwriting profitability within the constraints of a competitive industry and the inherently unpredictable timing of the losses for which we insure. We believe that this initiative is bearing positive results. Our statutory combined ratio was 95.3% in the first quarter of 2003, which included 4.1 percentage points of catastrophe losses. For information concerning the calculation of our underwriting ratios, see "Calculation of Our Underwriting Ratios."

     SUPPORT PROFITABILITY THROUGH POSITIVE INVESTMENT PERFORMANCE. In addition to the effect of underwriting results, an insurer's profitability is driven to a large degree by its income on invested assets. We have consistently recorded growth in our investment results. Property and casualty investment income before income taxes increased by 9% in the first quarter of 2003 over the comparable period in 2002. This performance reflected an increase in invested assets stemming from strong cash flow from operating activities over the period, as well as $1 billion of capital contributions from Chubb to the operating subsidiaries in late 2002. We maintain a high quality, well diversified investment portfolio that supports our property and casualty business. At March 31, 2003, 87% of this portfolio consisted of fixed-income securities, 65% of which were rated AAA or equivalent.

     MAINTAIN A STRONG BALANCE SHEET AND RATINGS TO TAKE ADVANTAGE OF GROWTH OPPORTUNITIES. The current property and casualty pricing environment, combined with our strong competitive position across the market, presents us with an attractive opportunity to grow premiums. To take advantage of this opportunity we strive to maintain a balance sheet that can support the strain of writing new business.

     We believe the steps we have taken to manage our balance sheet provide us with both the flexibility we need to pursue premium growth and the financial strength our policyholders expect. In the fourth quarter of 2002 and the first quarter of 2003 we raised a total of $1.1 billion in new financing, including $600 million of equity units and $500 million of notes. At the same time, we believe we have maintained a prudent degree of financial leverage, with a total debt-to-capital ratio of 26.9% at March 31, 2003. Our senior unsecured debt is currently rated A by S&P, A1 by Moody's, aa- by A.M. Best and A+ by Fitch. Our property and casualty subsidiaries' financial strength is rated AA by S&P, Aa2 by Moody's, A++ by A.M. Best and AA by Fitch. The outlook on each of these ratings is stable, except for the Fitch rating on our senior unsecured debt, which was placed on negative outlook in March 2003.

RECENT DEVELOPMENTS

  RESULTS OF OPERATIONS FOR THE FIRST QUARTER OF 2003

     The following discussion should be read in conjunction with "-- Summary Historical Financial Data" and our Quarterly Report on Form 10-Q for the period ended March 31, 2003, which is incorporated by reference.

     Our net income was $224.6 million in the first quarter of 2003, an increase of 13.3% over net income of $198.2 million in the first quarter 2002.

     Net premiums written were $2.7 billion in the first quarter of 2003, an increase of 22% compared with the first quarter of 2002. U.S. premiums grew 21% over the comparable period in 2002, and we also achieved substantial premium growth outside the United States; non-U.S. premiums grew 26% on a reported basis and 16% in local currency terms. Premium growth in the first quarter was strong in all segments of our business due primarily to higher rates.

     Our statutory combined ratio for the first quarter of 2003 was 95.3%, compared to 95.9% for the corresponding period in 2002. Catastrophe losses during the first quarter of 2003 amounted to $94.9 million, which represented
4.1 percentage points of the statutory combined ratio, compared with $13.3 million, or 0.7 of a percentage point, in the first quarter of 2002. Our statutory expense ratio decreased to 30.4% for the first quarter of 2003, compared with 31.5% for the first quarter of 2002. The decrease in the statutory expense ratio was due primarily to premiums written growing at a substantially higher rate than overhead expenses. For information concerning the calculation of our underwriting ratios, see "Calculation of Our Underwriting Ratios."

     The following table shows our results by business unit for the first quarter of 2003:

                                                                    THREE MONTHS ENDED MARCH 31,
                                                             ------------------------------------------
                                                                                           STATUTORY
                                                                                         COMBINED LOSS
                                                                                          AND EXPENSE
                                                               NET PREMIUMS WRITTEN          RATIO
                                                             -------------------------   --------------
                                                                2003          2002        2003    2002
                                                             -----------   -----------   ------   -----
                                                             (UNAUDITED, IN MILLIONS)
Commercial Insurance (CCI).................................    $1,082.3      $  892.9     86.5%   95.7%
Specialty Insurance (CSI)..................................     1,027.4         795.5     99.2    95.4
Personal Insurance (CPI)...................................       565.0         502.5    103.6    97.4
                                                               --------      --------
  Total....................................................    $2,674.7      $2,190.9     95.3    95.9
                                                               ========      ========

     Chubb Commercial Insurance. CCI had premium growth of 21% in the first quarter of 2003 over the comparable period in 2002. This premium growth resulted from continued price increases and an increase in our in-force policy count. Premiums from new accounts exceeded non-renewed business by a 2-to-1 margin.

     CCI's statutory combined ratio in the first quarter of 2003 was 86.5%, compared to 95.7% in the first quarter of 2002. This improvement was due in large part to the cumulative effect of price increases, better terms and conditions and more stringent risk selection in recent years. CCI catastrophe losses accounted for 3.4 points of the statutory combined ratio in the first quarter of 2003, compared to 0.1 point in the first quarter of 2002.

     Chubb Specialty Insurance. CSI had premium growth of 29% in the first quarter of 2003 over the comparable period in 2002. Growth in executive protection and the professional liability component of the financial institutions business was primarily attributable to higher rates. In the fidelity and standard commercial components of our financial institutions business, rates continued to increase as well. Growth in our other specialty business was primarily from Chubb Re; premiums produced by Chubb Re grew 58% in the first quarter of 2003 over the comparable period in 2002.

     CSI's statutory combined ratio in the first quarter of 2003 was 99.2%, compared to 95.4% in the first quarter of 2002. Our executive protection business produced unprofitable underwriting results in the first quarter of 2003, compared with near breakeven results in the first quarter of 2002. Results in the first quarter of 2003 were affected by the adverse claim environment in directors and officers liability and errors and omissions liability insurance. Our financial institutions business produced unprofitable results in the first quarter of 2003, compared with profitable results in the comparable period of 2002. The fidelity and standard commercial components of the financial institutions business were highly profitable in the first quarters of 2003 and 2002, while results for the professional liability component were highly unprofitable in both periods, but more so in the first quarter of 2003. This deterioration was due to the same adverse claim trends experienced in our executive protection business. Other specialty results were highly profitable in the first quarters of both 2003 and 2002.

     Chubb Personal Insurance. CPI had premium growth of 12% in the first quarter of 2003 over the comparable period in 2002. Premium growth occurred in all classes. However, as planned, growth in our in-force policy count continued to slow.

     CPI's statutory combined ratio in the first quarter of 2003 was 103.6%, compared to 97.4% in the first quarter of 2002. This deterioration was due to higher catastrophe losses, which represented 10.9 points of the statutory combined ratio in the first quarter of 2003, compared to 2.4 points in the first quarter of 2002.

  RESTRUCTURING INITIATIVES

     We have recently undertaken two initiatives to exit from or restructure certain of our operations.

     Run-off of CFS financial products business. In addition to our three strategic insurance business units, in 2000 we organized Chubb Financial Solutions, or CFS, to engage in developing and providing risk-financing services through the capital and insurance markets. We recently completed a review of CFS's strategic future. In April 2003 we announced our intention to run-off the financial products portfolio of CFS to pursue the more attractive alternative of deploying our capital to expand our traditional insurance business. We do not intend to write any new credit derivative transactions, but might enter into transactions for hedging and other risk management reasons in the future.

     Restructuring of European operations. We have begun a profit improvement initiative with respect to our Continental European operations, including exiting the personal insurance business, except for the ultra-high net worth market, and rationalizing our expense structure in the remaining commercial and specialty operations. Our European operations were profitable in the first quarter of 2003.

  NEW SENIOR MANAGEMENT TEAM

     In December 2002, Chubb transitioned to a new leadership team. John D. Finnegan became our President and Chief Executive Officer and a member of our board of directors. Prior to taking this position at Chubb, Mr. Finnegan had been the Chairman and President of General Motors Acceptance Corporation and an Executive Vice President of General Motors Corporation. In assuming the role of Chief Executive Officer, Mr. Finnegan replaced our outgoing Chairman and Chief Executive Officer, Dean R. O'Hare, who retired after a 39-year career with us.

     Also in December 2002, Joel J. Cohen, previously our lead director, became the Chairman of our board of directors, and the board elevated three veteran Chubb leaders to the position of Vice Chairman. Thomas F. Motamed became our Vice Chairman and Chief Operating Officer; John J. Degnan was named Vice Chairman and Chief Administrative Officer; and Michael O'Reilly became Vice Chairman, Chief Investment Officer and acting Chief Financial Officer. We are conducting a search for a new Chief Financial Officer.

  RECENT ANNOUNCEMENTS

     On June 6, 2003, we announced that our preliminary estimate for after-tax catastrophe losses in the two months ended May 31, 2003 is $49 million. In the three months ended June 30, 2002, catastrophe losses were $7.0 million after-tax. We also announced that we expect to record in the second quarter of 2003 an after-tax charge of $17 million as a result of a recent adverse arbitration decision rendered against an insurance pool in which Chubb was formerly a 5.5% participant. The decision related to a fire loss that occurred in 1995 and involved property damage and business interruption.

  WHERE YOU CAN FIND US

     Our principal executive offices are located at 15 Mountain View Road, Warren, New Jersey 07061-1615, and our telephone number is (908) 903-2000.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following summary historical financial data for, and as of the end of, each of the five years in the period ended December 31, 2002 have been derived from Chubb's consolidated financial statements, which have been audited by Ernst & Young LLP, Chubb's independent auditors. The data as of March 31, 2003 and 2002 and for the three months ended March 31, 2003 and 2002 have been derived from Chubb's unaudited consolidated financial statements, which include, in the opinion of Chubb's management, all adjustments, consisting of normal recurring accruals, necessary to present fairly Chubb's consolidated results of operations and financial position for the periods and dates presented. The summary financial data should be read in conjunction with Chubb's consolidated financial statements and the notes to the consolidated financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Results for the three months ended March 31, 2003 are not necessarily indicative of results for the full year.

                          AS OF OR FOR THE
                         THREE MONTHS ENDED
                             MARCH 31,                    AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                       ----------------------   -------------------------------------------------------------
                         2003         2002        2002          2001          2000        1999        1998
                       ---------    ---------   ---------     ---------     ---------   ---------   ---------
                            (UNAUDITED)                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues.............  $ 2,615.9    $ 2,105.2   $ 9,140.3     $ 7,754.0     $ 7,251.5   $ 6,729.6   $ 6,349.8
Net Income...........      224.6        198.2       222.9(1)      111.5(2)      714.6       621.1       707.0(3)
Net Income Per Share
  (diluted)..........  $    1.31    $    1.15   $    1.29     $    0.63     $    4.01   $    3.66   $    4.19
Dividends Declared
  per Common Share...  $    0.36    $    0.35   $    1.40     $    1.36     $    1.32   $    1.28   $    1.24
Total Assets.........  $35,465.8    $30,372.8   $34,114.4     $29,449.0     $25,026.7   $23,537.0   $20,746.0
Invested Assets......   22,381.1     17,987.6    21,012.4      17,783.9      17,000.6    16,019.4    14,755.3
Unpaid Claims and
  Claim Expenses.....   16,885.3     15,454.3    16,713.1      15,514.9      11,904.6    11,434.7    10,356.5
Long-Term Debt.......    2,356.4      1,344.1     1,959.1       1,351.0         753.8       759.2       607.5
Shareholders'
  Equity.............    7,118.9      6,641.4     6,859.2       6,525.3       6,981.7     6,271.8     5,644.1
Shareholders' Equity
  per Common Share...  $   41.49(4) $   38.83   $   40.06     $   38.37     $   39.91   $   35.74   $   34.78

---------------

(1) Net income has been reduced by aggregate net losses of $700.0 million ($455.0 million after-tax or $2.63 per share) recognized in the third and fourth quarters related to asbestos and toxic waste claims. Net income has also been reduced by a tax valuation allowance of $40.0 million ($0.23 per share) from not being able to recognize, for accounting purposes, certain U.S. tax benefits related to European losses. Net income has been increased by a reduction in net surety bond losses of $88.0 million ($57.2 million after-tax or $0.33 per share) resulting from the settlement of litigation related to Enron Corp.

(2) Net income has been reduced by net costs of $645.0 million ($420.0 million after-tax or $2.39 per share) related to the September 11 attack and by net surety bond losses of $220.0 million ($143.0 million after-tax or $0.81 per share) arising from the bankruptcy of Enron Corp.

(3) Net income has been reduced by a restructuring charge of $40.0 million ($26.0 million after-tax or $0.15 per share).

(4) As adjusted for the sale of common stock in this offering and the concurrent offering of Equity Units, shareholders' equity per common share would be $42.26, based on our offering price of $59.50 per share.

                                  THE OFFERING

     For a description of our common stock and the stockholder rights attached to our shares of common stock, see "Description of Capital Stock" in the accompanying prospectus.

Issuer:.......................   The Chubb Corporation

Common stock offered:.........   13,500,000 shares

Common stock to be outstanding
 immediately after the
offering:.....................   185,305,623 shares

Concurrent offering:..........   In addition to these shares of common stock, we
                                 are concurrently offering 16,000,000 Equity
                                 Units, each of which will have a stated amount of $25 and initially consist of a purchase contract pursuant to which the holder will agree to purchase from us shares of our common stock on August 16, 2006 and a senior note with a principal amount of $25 due on August 16, 2008. Neither offering is conditioned on the other.

Use of proceeds:..............   We estimate that the net proceeds from the sale
                                 of shares of common stock in this offering will be approximately $771 million (approximately
                                 $886 million if the underwriters exercise their option to purchase additional shares in full) and the net proceeds of the sale of our Equity
                                 Units in the concurrent offering will be approximately $388 million (approximately $446 million if the underwriters exercise their option to purchase additional Equity Units in full), in each case after deducting the
                                 underwriting discount and commissions and estimated offering expenses payable by us.

                                 We expect to use the net proceeds from the offerings for general corporate purposes, including capital contributions to our operating subsidiaries to support growth.

Listing:......................   New York Stock Exchange

New York Stock Exchange
Symbol:.......................   CB

     Unless otherwise indicated, all share information in this prospectus supplement is based on the number of shares of common stock outstanding as of May 30, 2003. The number of shares of common stock to be outstanding immediately after this offering does not include 2,025,000 shares of common stock that the underwriters have an option to purchase from us within 30 days of this prospectus supplement, a maximum of approximately 7,700,000 shares of common stock issuable pursuant to the purchase contracts in the concurrent offering of Equity Units (subject to anti-dilution adjustments as provided in the purchase contracts), a maximum of approximately 10,600,000 shares of common stock issuable pursuant to our outstanding 7.00% Equity Units (subject to anti-dilution adjustments as provided in the related warrants) and approximately 23,150,000 shares issuable pursuant to outstanding stock options.

                     CALCULATION OF OUR UNDERWRITING RATIOS

     The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability traditionally used in the property and casualty business. Chubb evaluates the performance of its insurance businesses by using the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies. Using statutory accounting principles, the combined loss and expense ratio is the sum of the ratio of losses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

     Statutory accounting principles differ in certain respects from generally accepted accounting principles, or GAAP. Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. To convert underwriting expenses to a GAAP basis, policy acquisition expenses are deferred and recognized over the period in which the related premiums are earned. While the combined loss and expense ratio is not defined in GAAP literature, we believe that, using the most directly comparable GAAP measures, it would be defined as the sum of the ratio of losses to premiums earned (loss ratio) plus the ratio of GAAP underwriting expenses, including dividends to policyholders, to premiums earned (expense ratio).

     The expense ratio calculated using GAAP measures generally will be higher than the statutory expense ratio. The magnitude of this difference generally will be greater during periods of high premium growth and lesser during periods of low premium growth. However, we do not believe that the differences in any period would affect the analysis of underwriting trends in our insurance businesses.

     To demonstrate the differences, the following table shows, for the three months ended March 31, 2003 and 2002, the loss ratio, the expense ratio and the combined loss and expense ratio calculated on a statutory basis and calculated using GAAP measures:

                                                 FOR THE THREE MONTHS ENDED MARCH 31,
                                            -----------------------------------------------
                                                        USING GAAP               USING GAAP
                                            STATUTORY    MEASURES    STATUTORY    MEASURES
                                              2003         2003        2002         2002
                                            ---------   ----------   ---------   ----------
Loss Ratio................................    64.9%        64.7%       64.4%        64.2%
Expense Ratio.............................    30.4         32.3        31.5         32.7
                                              ----         ----        ----         ----
Combined Loss and Expense Ratio...........    95.3%        97.0%       95.9%        96.9%
                                              ====         ====        ====         ====

                                  RISK FACTORS

     In considering whether to purchase our common stock, you should carefully consider all of the information that we have included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below.

PAYMENT OF OBLIGATIONS UNDER SURETY BONDS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The surety business tends to be characterized by infrequent but potentially high severity losses. Since the end of 2001, we have been reducing our exposure on an absolute basis and by specific bond type. The majority of our obligations are intended to be performance-based guarantees. When losses occur, they are mitigated by the customer's balance sheet, contract proceeds and bankruptcy recovery.

     Notwithstanding our efforts to manage and reduce our surety exposure, we continue to have substantial commercial surety exposure for outstanding bonds. In that regard, we have exposures related to commercial surety bonds issued on behalf of companies that have experienced deterioration in creditworthiness. Given the current economic climate and its impact on these and other companies, there is an increased likelihood that we may experience an increase in filed claims and may incur high severity losses. Such losses would be recorded if and when claims are filed and determined to be valid.

     In addition, as a result of disarray in the surety reinsurance market caused by several years of declining prices and high losses, the availability of surety reinsurance in the near term has been significantly reduced. As a result, our future surety results could be more volatile.

     We have in force several gas forward purchase surety bonds. The total amount of bonds with one principal, Aquila, Inc., is approximately $540 million. These bonds are uncollateralized. The combined amount of all other gas forward surety bonds is approximately $235 million. Approximately $125 million of these bonds are uncollateralized. There is currently no reinsurance in place covering our obligations under any of these bonds.

     These bonds are similar to some of the bonds that we issued on behalf of Enron Corp., on which payment was triggered by Enron's bankruptcy in December 2001. Under the gas forward purchase surety bond structure, gas suppliers entered into long-term gas purchase agreements pursuant to which they agreed to supply specified quantities of gas to the beneficiaries under our surety bonds. In exchange for the gas purchase agreement, the beneficiaries under our surety bonds made an agreed upon advance payment for the gas. Our surety bonds secure the suppliers' obligation to supply gas. Under the terms of these bonds, our entire obligation to pay could be triggered if the related supplier failed to provide gas under its forward purchase contracts or was the subject of a bankruptcy filing.

     Certain of these suppliers, including Aquila, Inc., have suffered ratings downgrades. Each of the suppliers continues to perform its obligations under the related gas forward purchase agreements. If payment under the Aquila surety bonds were triggered or if payment under all of the other gas forward surety bonds were triggered, such payments would have a material adverse effect on our results of operations.

RESULTS OF CHUBB FINANCIAL SOLUTIONS ARE SUBJECT TO VOLATILITY FROM PERIOD TO PERIOD.

     Since its inception in 2000, CFS's non-insurance operations have been primarily in the credit derivatives business, principally as a counterparty in portfolio credit default swap contracts. These contracts generally require CFS to make payment to a counterparty to the extent cumulative losses on a portfolio of securities, loans or other debt obligations exceed a specified threshold. The credit default swaps are carried at estimated fair value in our financial statements, with changes in fair value reflected in income in the period of the change. The fair value of our obligations under our credit default swaps is subject to fluctuations arising from, among other factors, changes in credit spreads, the financial ratings of referenced asset-backed securities, actual credit events reducing subordination, credit correlation within a portfolio, anticipated recovery rates related to potential defaults and changes in interest rates. The non-insurance business of CFS produced a loss before taxes of $69.8 million for the year ended December 31, 2002 and income before taxes of $14.0 million in the first quarter of 2003, mostly due to mark-to-market adjustments. Thus, income/loss from CFS is subject to volatility from period to period and can create volatility in our reported earnings.

     In April 2003, we announced that we intend to run-off the financial products portfolio of CFS; nonetheless, we will remain exposed to the potential income statement effects of CFS until substantially all of the portfolio has been run-off, which we expect will take 3 to 5 years. We do not intend to write any new credit derivative transactions but might enter into transactions for hedging and other risk management reasons in the future.

WE MAY INCUR ADDITIONAL LOSSES IF OUR PROPERTY-LIABILITY LOSS RESERVES ARE INSUFFICIENT.

     The process of establishing loss reserves is complex and imprecise as it is subject to variables that are influenced by significant judgmental factors. This is true because claim settlements to be made in the future will be impacted by changing rates of inflation and other economic conditions, changing legislative, judicial and social environments and any changes in our claim handling procedures.

     Our loss reserves include amounts related to short tail and long tail classes of business. Short tail classes consist principally of homeowners, personal valuable articles and commercial property business. For these classes, the estimation of loss reserves is less complex because claims are generally reported and settled quickly and the claims relate to tangible property.

     Long tail classes include directors and officers liability and other executive protection coverages, commercial excess liability and other liability classes. Most of our loss reserves relate to long tail liability classes of business. For many liability claims, significant periods of time, ranging up to several years or more, may elapse between the occurrence of the loss, the reporting of the loss and the settlement of the claim. The longer the time span between the incidence of a loss and the settlement of the claim, the more the ultimate settlement amount can vary. For the long tail liability classes, a relatively small proportion of net losses in the more recent accident years are reported claims and an even smaller proportion are paid losses. Therefore, a relatively large proportion of our net losses for these classes are reserves for incurred but not reported losses -- claims that have not yet been reported to us, some of which are not yet known to the insured, and future development on reported claims. In fact, approximately 60% of our aggregate net loss reserves at March 31, 2003 were for incurred but not reported losses.

     We use a variety of actuarial methods that analyze experience trends and other relevant factors to estimate loss reserves. These methods generally utilize analyses of historical patterns of the development of paid and reported losses by accident year by class of business. This process relies on the basic assumption that past experience, adjusted for the effects of current developments and likely trends, is an appropriate basis for predicting future outcomes. For certain long tail classes of business where anticipated loss experience is less predictable because of the small number of claims and/or erratic claim severity patterns, estimates are based on both expected losses and actual reported losses. These classes include directors and officers liability, errors and omissions liability and commercial excess liability, among others. For these classes, we judgmentally set ultimate losses for each accident year based on our evaluation of loss trends and the current risk environment. The expected ultimate losses are adjusted as the accident years mature.

     Judicial decisions and legislative actions continue to broaden liability and policy definitions and to increase the severity of claim payments. As a result of this and other societal and economic developments, the uncertainties inherent in estimating ultimate claim costs on the basis of past experience have been exacerbated, further complicating the already complex loss reserving process.

     The uncertainties relating to asbestos and toxic waste claims on insurance policies written many years ago are exacerbated by inconsistent court decisions as well as judicial interpretation and legislative actions that in some cases have tended to broaden coverage beyond the original intent of such policies and in others have expanded theories of liability. The insurance industry as a whole is engaged in extensive litigation over these coverage and liability issues and is thus confronted with a continuing uncertainty in its efforts to quantify these exposures.

     Given the factors described above, it is not possible to quantify precisely the ultimate exposure or range of exposures represented by claims and related litigation. We have established reserves that represent our best estimate of ultimate claims and claim adjustment expenses at March 31, 2003 based upon facts currently known and the present state of the law and coverage litigation. However, given the judicial decisions and legislative actions that have broadened the scope of coverage and expanded theories of liability in the past and the possibilities of similar interpretations in the future, additional increases in loss reserves may emerge in future periods in an amount that could be material to our results of operations.

THE EFFECTS OF EMERGING CLAIM AND COVERAGE ISSUES ON OUR BUSINESS ARE UNCERTAIN.

     As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claim and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:

     - increases in the number and size of water damage claims, including those related to expenses for testing and remediation of mold conditions;

     - the effects of disclosures by and investigations of public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, which have caused increases in the frequency and severity of claims;

     - changes in interpretation of the named insured provision with respect to the uninsured/underinsured motorist coverage in commercial automobile policies; and

     - a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claim-handling and other practices.

     The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

OUR LOSS RESERVES RELATING TO THE SEPTEMBER 11 TERRORIST ATTACK ARE SUBJECT TO UNCERTAINTY.

     We estimate that our gross claims and claim expenses from the September 11 attack were about $3.2 billion. Our net claims and claim expenses were estimated to be $645 million due to various reinsurance agreements. Business interruption claims from the September 11 attack will take some time to resolve, while potential liability claims could take years to settle. Thus, our loss reserves related to the September 11 attack are subject to uncertainty. It is possible that our estimate of ultimate losses related to the September 11 attack may change in the future and that the change in estimate could have a material effect on our results of operations.

CATASTROPHE LOSSES COULD MATERIALLY REDUCE OUR PROFITABILITY.

     As a property-liability insurance holding company, our insurance operations expose us to claims arising out of catastrophes. We have experienced, and will in the future experience, catastrophe losses which may materially reduce our profitability or harm our financial condition. Catastrophes can be caused by various natural events, including hurricanes, windstorms, earthquakes, hail, severe winter weather and fires. Catastrophes can also be man-made, such as the terrorist attack of September 11, 2001. Our estimated net costs incurred as a result of the terrorist attack of September 11, 2001 totaled $645 million. The frequency and severity of catastrophes are inherently unpredictable. It is possible that both the frequency and severity of man-made catastrophic events will increase.

     The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in larger areas, especially those that are heavily populated. Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business could also be affected. We believe that increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future. In addition, states have from time to time passed legislation that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from withdrawing from catastrophe-prone areas.

RECENT MANAGEMENT CHANGES CAUSE UNCERTAINTY.

     Dean R. O'Hare, who had been our Chief Executive Officer for 14 years, retired as Chairman and Chief Executive Officer on November 30, 2002. John D. Finnegan, formerly Executive Vice President of General Motors Corporation and Chairman and President of General Motors Acceptance Corporation, became our President and Chief Executive Officer and a Director on December 1, 2002.

     In addition, since September 26, 2002, Michael O'Reilly, who has been our Chief Investment Officer since 1988, has been our acting Chief Financial Officer.

     During the transition of the Chief Executive Officer position and until our permanent Chief Financial Officer is identified, there may be uncertainty among investors, rating agencies and others concerning our future direction and operating philosophy. This uncertainty may increase the volatility of our market price, and may adversely affect (or delay favorable actions with respect to) our credit ratings.

IF OUR REAL ESTATE ASSETS ARE NOT SOLD OR DEVELOPED AS PRESENTLY CONTEMPLATED, IMPAIRMENT LOSSES MAY BE RECOGNIZED.

     At March 31, 2003, we owned land with a carrying value of $300 million that we expect will be developed in the future and commercial properties and land parcels under lease with a carrying value of approximately $175 million.

     The recoverability of the carrying value of our real estate assets is assessed based on our ability to fully recover costs through a future revenue stream. The assumptions used reflect future improvement in demand for office space, an increase in rental rates and the ability and intent to obtain financing in order to hold and develop such remaining properties and protect our interests over the long term. If the assets are not sold or developed or if leased properties do not perform as presently contemplated, it is possible that impairment losses may be recognized.

WE MAY NOT BE ABLE TO RECOVER ALL OF OUR DEFERRED TAX ASSETS RELATING TO LOSSES AND FOREIGN TAXES INCURRED BY CHUBB EUROPE.

     At December 31, 2002, our deferred income tax asset related to the expected future U.S. tax benefit of the losses and foreign taxes incurred by Chubb Insurance Company of Europe (Chubb Europe) was $140 million. To evaluate the realization of this deferred tax asset, we must consider whether it is more likely than not that Chubb Europe will generate sufficient taxable income to realize the future tax benefit of the deferred tax asset. During the fourth quarter of 2002, we established a valuation allowance of $40 million for the portion of the deferred tax asset that we cannot realize for accounting purposes. Results in Chubb Europe were profitable in the first quarter of 2003. As a result, this deferred tax asset was reduced to $130 million at March 31, 2003. We did not adjust the valuation allowance in the first quarter of 2003. If our estimates of future taxable income in Chubb Europe were revised upward or downward, we would need to adjust the valuation allowance accordingly. Depending on the amount of any such adjustment, the effect on our results of operations could be significant.

CYCLICALITY OF THE PROPERTY-LIABILITY INSURANCE INDUSTRY MAY CAUSE FLUCTUATIONS IN OUR RESULTS.

     The property-liability insurance business, especially the commercial lines business, historically has been characterized by periods of intense price competition due to excess underwriting capacity, which has in the past had, and could in the future have, an adverse effect on our results. Periods of intense price competition historically have alternated with periods when shortages of underwriting capacity have permitted attractive premium levels. We expect this cyclicality to continue. The periods of intense price competition in the cycle could harm our financial condition, profitability or cash flows.

     A number of factors, including many that are volatile and unpredictable, can have a significant impact on cyclical trends in the property-liability insurance industry and the industry's profitability. These factors include:

     - an apparent trend of courts to grant increasingly larger awards for certain damages;

     - catastrophic hurricanes, windstorms, earthquakes and other natural disasters, as well as the occurrence of man-made disasters (e.g., the September 11, 2001 terrorist attack);

     - availability, price and terms of reinsurance;

     - fluctuations in interest rates;

     - changes in the investment environment that affect market prices of and income and returns on investments; and

     - inflationary pressures that may tend to affect the size of losses experienced by insurance companies.

     We cannot predict whether or when market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we cannot write insurance at appropriate rates, our ability to transact business would be significantly adversely affected.

A DOWNGRADE IN OUR RATINGS COULD ADVERSELY IMPACT THE COMPETITIVE POSITIONS OF OUR OPERATING BUSINESSES.

     In the fourth quarter of 2002, several of the principal credit rating agencies lowered their ratings on our financial strength and securities and S&P placed us on negative outlook. Reasons given by S&P and Moody's for these ratings actions included concerns about possible prospective capital strains due to a high premium growth rate, current loss experience in certain specialty and personal lines, pending management changes, volatility of our recent operating performance, our continued exposure to catastrophe-related losses and Moody's continuing concern about property/casualty insurers' exposure to asbestos liabilities.

     On March 24, 2003, S&P lowered our long-term counterparty credit and senior debt ratings from A+ to A and removed them from CreditWatch. In the same action, S&P lowered its counterparty credit and financial strength ratings on our operating insurance companies from AA+ to AA and removed them from CreditWatch. S&P currently has a stable outlook on these ratings.

     If our credit ratings were downgraded, we could incur higher borrowing costs. Financial strength ratings can be an important factor in establishing the competitive position of our insurance subsidiaries. There can be no assurance that our ratings will continue for any given period of time or that they will not be changed. Further reductions in our ratings could adversely affect the competitive positions of our operating businesses.

THE INABILITY OF OUR SUBSIDIARIES TO PAY DIVIDENDS TO US IN SUFFICIENT AMOUNTS WOULD HARM OUR ABILITY TO MEET OUR OBLIGATIONS AND PAY FUTURE DIVIDENDS.

     We are a holding company and rely primarily on dividends from our subsidiaries to meet our obligations for payment of interest and principal on outstanding debt obligations, dividends to shareholders and corporate expenses. The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. We and our insurance subsidiaries are subject to regulation by some states as an insurance holding company system. Such regulation generally provides that transactions between companies within the holding company system must be fair and equitable. Transfers of assets among affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system may be subject to prior notice to, or prior approval by, state regulatory authorities. Our insurance subsidiaries are also subject to licensing and supervision by government regulatory agencies in the jurisdictions in which they do business. These regulations may set standards of solvency that must be met and maintained, the nature of and limitations on investments and the nature of and limitations on dividends to policyholders and shareholders. These regulations may affect our subsidiaries' ability to provide us with dividends.

OUR BUSINESSES ARE HEAVILY REGULATED, AND CHANGES IN REGULATION MAY REDUCE OUR PROFITABILITY AND LIMIT OUR GROWTH.

     Our insurance subsidiaries are subject to extensive regulation and supervision in the jurisdictions in which they conduct business. This regulation is generally designed to protect the interests of policyholders, as opposed to insurers and their shareholders and other investors, and relates to authorization for lines of business, capital and surplus requirements, investment limitations, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and nonfinancial components of an insurance company's business.

     Virtually all states require insurers licensed to do business in that state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. In addition, in various states, our insurance subsidiaries must participate in mandatory arrangements to provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase that coverage from private insurers. The effect of these and similar arrangements could reduce our profitability in any given period or limit our ability to grow our business.

     In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the National Association of Insurance Commissioners, or NAIC, and state insurance regulators are reexamining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws. Any proposed or future legislation or NAIC initiatives may be more restrictive than current regulatory requirements or may result in higher costs.

     In response to the terrorist attack on September 11, 2001, the United States Congress has enacted legislation designed to ensure, among other things, the availability of insurance coverage for terrorist acts, including by requiring insurers to provide such coverage in certain circumstances. The Terrorism Risk Insurance Act of 2002 (the Terrorism Act) established a program under which the federal government will share the risk of loss from certain acts of international terrorism with the insurance industry. However, while the provisions of the Terrorism Act will serve to mitigate our exposure in the event of a large-scale terrorist attack, our deductible is substantial, approximately $350 million in 2003. This legislation and any further governmental intervention could materially and adversely affect us by, among other things, requiring coverage for terrorist acts to be offered by insurers, benefiting our competitors or reducing the demand for our products.

INTENSE COMPETITION FOR OUR PRODUCTS COULD HARM OUR ABILITY TO MAINTAIN OR INCREASE OUR PROFITABILITY AND PREMIUM VOLUME.

     The property and casualty insurance industry is highly competitive. We compete not only with other stock companies but also with mutual companies, other underwriting organizations and alternative risk sharing mechanisms. We compete for business not only on the basis of price, but also on the basis of availability of coverage desired by customers and quality of service, including claim adjustment service. We may have difficulty in continuing to compete successfully on any of these bases in the future.

     If competition limits our ability to write new business at adequate rates, our ability to transact business would be materially and adversely affected and our results of operations would be adversely affected.

OUR STOCK PRICE MAY BE VOLATILE.

     Factors such as quarterly variations in our financial results, announcements by us or our competitors, developments affecting us and general market volatility could cause the market price of our common stock to fluctuate significantly.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     The accompanying prospectus, as supplemented by this prospectus supplement, contains and incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and are identified by their use of terms and phrases such as "believe," "anticipate," "could," "estimate," "intend," "may," "plan," "expect" and similar expressions, including references to assumptions. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the Securities and Exchange Commission, which we refer to as the SEC. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. You should not place undue reliance on these forward-looking statements, which reflect our management's analysis, judgment, belief or expectation only as of the date of this prospectus supplement.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for these forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results to differ significantly from the results discussed in the forward-looking statements. The factors that could cause actual results to differ materially from those suggested by any such statements include but are not limited to those discussed or identified from time to time in our public filings with the SEC and specifically include risks or uncertainties associated with any one or more of the following:

     - the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

     - global political conditions and the occurrence of any terrorist attacks, including any nuclear, biological or chemical events;

     - the effects of the outbreak of war or hostilities around the world;

     - premium price increases and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

     - our expectations with respect to cash flow projections and investment income and with respect to other income;

     - the adequacy of loss reserves, including:

        - our expectations relating to insurance losses from the September 11 attack and related reinsurance recoverables;

        - our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

        - any impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

        - developments in judicial decisions or legislative actions relating to coverage and liability for asbestos and toxic waste claims; and

        - developments in judicial decisions or regulatory or legislative actions relating to coverage and liability for mold claims;

     - the impact of the current economic climate on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have experienced deterioration in creditworthiness;

     - the effects of disclosures by and investigations of public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, including:

        - the effects on the energy markets and the companies that participate in them, in particular as they may relate to concentrations of risk in our surety business;

        - the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

        - claims and litigation arising out of accounting and other corporate governance disclosures by other companies;

        - claims and litigation arising out of investment banking practices; and

        - legislative or regulatory proposals or changes, including the changes in law and regulation required under the Sarbanes-Oxley Act of 2002;

     - the impact of Severe Acute Respiratory Syndrome (SARS) on business and our ability and the ability of our agents and brokers to travel and meet with customers and prospective customers;

     - any downgrade in our claims-paying, financial strength or credit ratings; and

     - general economic conditions, including:

        - changes in interest rates, market credit spreads and the performance of the financial markets, both generally and as they relate to credit risks assumed by CFS;

        - changes in domestic and foreign laws, regulations and taxes;

        - changes in competition and pricing environments;

        - regional or general changes in asset valuations;

        - the occurrence of significant weather-related or other natural or man-made disasters;

        - the inability to reinsure certain risks economically;

        - changes in the litigation environment; and

        - general market conditions.

     We assume no obligation to update or revise publicly any forward-looking statements set forth in this prospectus supplement or any forward-looking statements incorporated by reference herein, all of which speak as of the respective dates thereof.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of shares of common stock in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $771 million, or approximately $886 million if the underwriters exercise their option in full to purchase additional shares. In addition, we expect to receive net proceeds of approximately $388 million from the sale of Equity Units in our concurrent offering, or approximately $446 million if the underwriters exercise their option in full to purchase additional Equity Units.

     We expect to use the aggregate net proceeds from this offering and the concurrent offering of Equity Units for general corporate purposes, including capital contributions to our operating subsidiaries to support growth.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the New York Stock Exchange under the symbol "CB."

     The following table sets forth, for the periods indicated, the range of high and low sale prices of the common stock reported on the New York Stock Exchange, based on published financial sources, as well as dividends declared.

                                                                   COMMON STOCK
                                                            ---------------------------
                                                             HIGH     LOW     DIVIDENDS
                                                            ------   ------   ---------
2001:
First Quarter.............................................  $83.44   $65.27     $0.34
Second Quarter............................................   79.00    64.32      0.34
Third Quarter.............................................   76.89    58.59      0.34
Fourth Quarter............................................   77.66    66.02      0.34
2002:
First Quarter.............................................   75.32    65.20      0.35
Second Quarter............................................   78.20    69.35      0.35
Third Quarter.............................................   70.51    53.91      0.35
Fourth Quarter............................................   62.23    52.20      0.35
2003:
First Quarter.............................................   57.60    42.45      0.36
Second Quarter (through June 18, 2003)(1).................   65.01    44.81      0.36

---------------

(1) Dividend to be paid on July 8, 2003 to shareholders of record on June 20, 2003.

SHAREHOLDERS

     As of June 4, 2003, approximately 6,050 holders of record held our common stock.

DIVIDEND POLICY

     As indicated above, Chubb declared quarterly dividends during each of the two most recent fiscal years in the amounts shown. The Board of Directors will review its dividend policy periodically, and the declaration of dividends will necessarily depend upon Chubb's earnings and financial requirements and other factors within the discretion of the Board of Directors.

     The operations of our subsidiaries are subject, in varying degrees, to regulatory rules and restrictions on the payment of dividends. Consequently, our ability to receive dividends from our subsidiaries may be affected from time to time as a result of these rules and restrictions. For further information, see "Risk Factors -- The inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and pay future dividends."

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of March 31, 2003, on an:

     - actual basis;

     - as-adjusted basis to give effect to the repayment of short-term debt in April 2003;

     - as-adjusted basis to give effect to the repayment of short-term debt and the concurrent Equity Units offering; and

     - as-adjusted basis to give effect to the repayment of short-term debt, the concurrent Equity Units offering and this offering of common stock.

     This table should be read in conjunction with our historical financial statements and the notes to those financial statements, which are incorporated by reference into the accompanying prospectus. Neither the common stock offering nor the Equity Units offering is conditioned on the other.

                                                                  MARCH 31, 2003
                                           -------------------------------------------------------------
                                                                                        AS ADJUSTED FOR
                                                                                         THE REPAYMENT
                                                                                         OF SHORT-TERM
                                                                                           DEBT, THE
                                                      AS ADJUSTED    AS ADJUSTED FOR      OFFERING OF
                                                        FOR THE      THE REPAYMENT OF     EQUITY UNITS
                                                      REPAYMENT OF   SHORT-TERM DEBT    AND THE OFFERING
                                                       SHORT-TERM    AND THE OFFERING      OF COMMON
                                            ACTUAL        DEBT       OF EQUITY UNITS         STOCK
                                           --------   ------------   ----------------   ----------------
                                                    (UNAUDITED, IN MILLIONS, EXCEPT PER SHARE)
Short-Term Debt..........................  $  257.0     $     --         $     --          $      --
Long-Term Debt...........................   2,356.4      2,356.4          2,756.4(1)         2,756.4(1)
Shareholders' Equity.....................   7,118.9      7,118.9          7,051.4(2)         7,822.5(2)(3)
                                           --------     --------         --------          ---------
  Total Capitalization...................  $9,732.3     $9,475.3         $9,807.8          $10,578.9
                                           ========     ========         ========          =========
Debt as a Percentage of Total
  Capitalization.........................      26.9%        24.9%            28.1%              26.1%
Debt as a Percentage of Total
  Capitalization with Equity Units
  Excluded from Debt(4)..................      20.7%        18.5%            17.9%              16.6%
Shareholders' Equity per Common Share....  $  41.49     $  41.49         $  41.09          $   42.26

---------------

(1) Assumes the sale of 16,000,000 Equity Units and no exercise of the underwriters' option to purchase up to an additional 2,400,000 Equity Units.

(2) The amounts, as adjusted for the Equity Units offering, reflect an adjustment of $57.5 million representing the approximate present value of the contract adjustment payment payable in connection with the Equity Units and assumes a fair market value of $0 for the purchase contracts. The amounts, as adjusted for the Equity Units offering, also include the effect of issuance costs.

(3) Assumes the sale of 13,500,000 shares of common stock and no exercise of the underwriters' option to purchase up to an additional 2,025,000 shares. The amounts, as adjusted for the offering of common stock, also include the effect of issuance costs.

(4) Excludes the $600 million of senior notes issued in November 2002 as a component of Equity Units and the $400 million of senior notes issued as a component of the Equity Units to be delivered in our concurrent Equity Units offering.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock to holders who hold shares of our common stock as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

     This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding shares of common stock as part of a straddle, hedge, conversion transaction or other integrated investment or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes, federal estate taxes or state, local or foreign taxes. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK IN LIGHT OF THEIR OWN CIRCUMSTANCES.

U.S. HOLDERS

     This discussion applies only to a holder of a share of common stock that is
(1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia or
(3) a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust (referred to as a "U.S. holder").

     Any dividend on our common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income by a U.S. holder of common stock when received. Any such dividend will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

     Recently enacted legislation reduces the effective tax rate on dividends received by individuals through December 31, 2008. Dividends received by individuals after December 31, 2008 will not benefit from this reduction in tax rates.

     Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in the common stock. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

     If an investor is not a U.S. holder as defined above (a "non-U.S. holder"), dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty. The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. holder. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

     In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the sale, exchange or other disposition of common stock.

     A non-U.S. holder generally will not be taxed on gain recognized from the sale, exchange or other disposition of our common stock unless:

     - the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of disposition and meets certain other conditions (though any such person will generally be treated as a resident of the United States),

     - the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States or, in some instances if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, or

     - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

     We have determined that we are not, and we believe we will not become, a U.S. real property holding corporation.

     Individual non-U.S. holders who are subject to United States tax because the holder was present in the United States for 183 days or more during the year of disposition are taxed on their gains (including gains from sales of our common stock and net of applicable United States losses from sales or exchanges of other capital assets incurred during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to United States federal income tax on the disposition of our common stock will be taxed on such disposition in the same manner in which citizens or residents of the United States would be taxed. In addition, if any such gain is taxable because we are or were a U.S. real property holding corporation, the buyer of our common stock will be required to withhold a tax equal to 10% of the amount realized on the sale.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Unless a U.S. holder is an exempt recipient, such as a corporation, payments on common stock and the proceeds received from the sale, exchange or other disposition of common stock may be subject to information reporting and may also be subject to United States federal backup withholding tax at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld may be allowed as a credit against the holder's United States federal income tax liability provided the required information is furnished to the IRS.

     A U.S. holder will also be subject to information reporting with respect to dividends on common stock and proceeds from the sale or other disposition of common stock, unless such U.S. holder is a corporation or other exempt recipient and appropriately establishes that exemption.

     A non-U.S. holder may have to comply with certification procedures to establish that such holder is not a U.S. person in order to avoid information reporting and backup withholding tax.

                                  UNDERWRITING

     Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunning managers of this offering, and are acting as representatives of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
Citigroup Global Markets Inc. ..............................   3,268,750
Goldman, Sachs & Co. .......................................   3,268,750
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................   3,268,750
Bear, Stearns & Co. Inc. ...................................     653,750
Credit Suisse First Boston LLC..............................     653,750
Deutsche Bank Securities Inc. ..............................     653,750
Morgan Stanley & Co. Incorporated...........................     653,750
Wachovia Securities, Inc. ..................................     653,750
Blaylock & Partners, L.P....................................      85,000
Dowling & Partners Securities, LLC..........................      85,000
AG Edwards & Sons Inc.......................................      85,000
Keefe, Bruyette & Woods, Inc................................      85,000
Legg Mason Wood Walker, Incorporated........................      85,000
                                                              ----------
  Total.....................................................  13,500,000
                                                              ==========

     The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares.

     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $1.43 per share. The underwriters may allow, and the dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

     If the underwriters sell more shares than the total set forth in the table above, the underwriters have an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,025,000 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

     We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriters, dispose of, hedge or file with the SEC a registration statement under the Securities Act with respect to, any shares of our common stock or any securities convertible into or exchangeable for our common stock. The foregoing sentence shall not apply to (A) the shares in this offering and the equity units to be issued to the underwriters in our concurrent equity units offering and (B)(i) the exercise of options outstanding as of the date of this prospectus supplement, (ii) dispositions of common stock by such executive officers or directors by gift to members of such directors' or officers' immediate families or to trusts established for the benefit of members of such directors' or officers' immediate families (provided that any such recipient agrees in writing as a condition to receiving such common stock to be bound by the foregoing restrictions), (iii) dispositions of common stock by such executive officers or directors by bona fide gift to charitable organizations, (iv) our issuance of stock options and restricted stock to employees, provided that such options are not exercisable, and such restricted stock grants do not vest, before the expiration of the 90-day period,
(v) our issuance and sale of common stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan in effect on the date of this prospectus supplement and (vi) our issuance of common stock issuable upon the conversion of securities or the exercise of warrants outstanding on the date of this prospectus supplement. The underwriters in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     Each underwriter has represented, warranted and agreed that:

     - it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     - it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of FSMA does not apply to us;

     - it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

     - the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                    PAID BY CHUBB
                                                             ---------------------------
                                                             NO EXERCISE   FULL EXERCISE
                                                             -----------   -------------
Per share..................................................  $      2.38    $      2.38
Total......................................................  $32,130,000    $36,949,500

     In connection with this offering, the underwriters may purchase and sell the shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. Transactions to close out the covered syndicate short involve either purchases of shares in the open market after the distribution has been completed or the exercise of the option to purchase additional shares. The underwriters may also make "naked" short sales of shares in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our portion of the total expenses of this offering will be approximately $400,000.

     The underwriters and their affiliates have performed investment banking, commercial lending and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares of our common stock for sale to their online brokerage account holders. The underwriters have advised us that they will allocate shares of our common stock for Internet distributions on the same basis as other allocations. In addition, shares of our common stock may be sold by the underwriters to securities dealers who resell shares of our common stock to online brokerage account holders.

     We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the shares will be passed upon for Chubb by Debevoise & Plimpton, New York, New York and for the underwriters by Davis Polk & Wardwell, New York, New York. Debevoise & Plimpton and Davis Polk & Wardwell will rely as to all matters of New Jersey law upon the opinion of Drinker Biddle & Reath LLP, Florham Park, New Jersey, counsel to Chubb.

PROSPECTUS

                                  (CHUBB LOGO)
                             The Chubb Corporation

                                DEBT SECURITIES
               JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS

                             Chubb Capital Trust I
                             Chubb Capital Trust II
                            Chubb Capital Trust III

                        PREFERRED SECURITIES GUARANTEED
                            BY THE CHUBB CORPORATION

     By this prospectus, we may offer from time to time up to $2,500,000,000 of any combination of the securities described in this prospectus.

     We will provide specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.

     We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

     Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 18, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................   ii
Forward-Looking Statements..................................  iii
The Chubb Corporation.......................................    1
The Chubb Capital Trusts....................................    2
Use of Proceeds.............................................    4
Ratio of Consolidated Earnings to Fixed Charges.............    4
Description of Debt Securities..............................    5
Description of Junior Subordinated Debentures...............   14
Description of Capital Stock................................   25
Description of Depositary Shares............................   29
Description of Warrants.....................................   32
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................   34
Description of Preferred Securities.........................   35
Description of Guarantees...................................   47
Description of Corresponding Junior Subordinated
  Debentures................................................   50
Relationship Among the Preferred Securities, the
  Corresponding Junior Subordinated Debentures and the
  Guarantees................................................   53
Plan of Distribution........................................   55
Legal Matters...............................................   56
Experts.....................................................   56
Where You Can Find More Information.........................   56
Incorporation By Reference..................................   56

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf process, we may sell the securities described in this prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See "Incorporation by Reference."

     You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Chubb, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Chubb since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     References to "Chubb," "we," "us" and "our" in this prospectus are references to The Chubb Corporation and its consolidated subsidiaries.

     Chubb Capital Trust I, Chubb Capital Trust II and Chubb Capital Trust III, each of which is referred to in this prospectus as a trust and which are collectively referred to as the trusts, have no independent function other than to issue preferred securities and common securities and to purchase junior subordinated debentures as described in this prospectus. This prospectus does not contain separate financial statements for the trusts. Chubb files consolidated financial information with the SEC that will include financial information regarding the trusts.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents and information incorporated by reference in them contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These include statements relating to trends in, or representing management's beliefs about, our future strategies, operations and financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "should" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning trends and future developments and their potential effects on the company. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:

     - the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

     - global political conditions and the occurrence of any terrorist attacks, including any nuclear, biological or chemical events;

     - the effects of the outbreak of war or hostilities around the world;

     - premium price increases and profitability or growth estimates overall or by lines of business, or geographic area and related expectations with respect to the timing and terms of any required regulatory approvals;

     - our expectations with respect to cash flow projections and investment income and with respect to other income;

     - the adequacy of loss reserves, including:

      - our expectations relating to insurance losses from the September 11 attack and related reinsurance recoverables;

      - our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

      - any impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

      - developments in judicial decisions or legislative actions relating to coverage and liability for asbestos and toxic waste claims; and

      - developments in judicial decisions or regulatory actions relating to coverage and liability for mold claims;

     - the impact of the current economic climate on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have experienced deterioration in creditworthiness;

     - the effects of disclosures by and investigations of public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, including:

      - the effects on the energy markets and the companies that participate in them, and in particular as they may relate to concentrations of risk in our surety business;

      - the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

      - claims and litigation arising out of accounting and other corporate governance disclosures by other companies;

      - claims and litigation arising out of investment banking practices; and

      - legislative or regulatory proposals or changes, including the changes in law and regulation required under the Sarbanes-Oxley Act of 2002;

     - the impact of Severe Acute Respiratory Syndrome (SARS) on business and our ability and the ability of our agents and brokers to travel and meet with customers and prospective customers;

     - any downgrade in our claims-paying, financial strength or credit ratings; and

     - general economic conditions, including:

      - changes in interest rates, market credit spreads and the performance of the financial markets, both generally and as they relate to credit risks assumed by our Chubb Financial Solutions unit;

      - changes in domestic and foreign laws, regulations and taxes;

      - changes in competition and pricing environments;

      - regional or general changes in asset valuations;

      - the occurrence of significant weather-related or other natural or human-made disasters;

      - the inability to reinsure certain risks economically;

      - changes in the litigation environment; and

      - general market conditions.

     We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                             THE CHUBB CORPORATION

     The Chubb Corporation is a holding company for a family of property and casualty insurance companies known informally as the Chubb Group of Insurance Companies ("Chubb Group"). Since 1882, the Chubb Group has provided property and casualty insurance to businesses and individuals around the world. At December 31, 2002, we had total assets of $34.1 billion and shareholders' equity of $6.9 billion. According to A.M. Best, the Chubb Group is the 13th largest U.S. property and casualty insurance group based on 2002 net written premiums. With more than 13,000 employees, the Chubb Group serves commercial and personal customers through 8,000 independent agents and brokers worldwide.

     Our property and casualty operations are divided into three strategic business units. Chubb Commercial Insurance offers a full range of commercial customer insurance products, including coverage for multiple peril, casualty, workers' compensation and property and marine. Chubb Commercial Insurance is known for writing niche business, where our expertise can add value for our agents, brokers and policyholders. Chubb Specialty Insurance offers a wide variety of specialized executive protection and professional liability products for privately and publicly owned companies, financial institutions, professional firms and healthcare organizations. Chubb Personal Insurance offers products for individuals with fine homes and possessions who require more coverage choices and higher limits than standard insurance policies.

     As a holding company, our ability to continue to pay dividends to shareholders and to satisfy our obligations, including the payment of interest and principal on debt obligations, relies on the availability of liquid assets at the holding company, which is dependent in large part on the dividend paying ability of our property and casualty insurance subsidiaries. Various state insurance laws restrict our property and casualty insurance subsidiaries as to the amount of dividends they may pay to us without the prior approval of regulatory authorities. The restrictions are generally based on net income and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. The maximum dividend distribution that may be made by our property and casualty subsidiaries to us during 2003 without prior approval is approximately $445 million.

     Our principal executive offices are located at 15 Mountain View Road, Warren, New Jersey 07061-1615, and our telephone number is (908) 903-2000.

                            THE CHUBB CAPITAL TRUSTS

     We created each trust as a Delaware statutory trust pursuant to a trust agreement. We will enter into an amended and restated trust agreement for each trust, which will state the terms and conditions for the trust to issue and sell its preferred securities and common securities. We will amend and restate each trust agreement in its entirety substantially in the form filed as an exhibit to the registration statement which includes this prospectus. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the "Trust Indenture Act."

     Each trust exists for the exclusive purposes of:

     - issuing and selling to the public preferred securities, representing undivided beneficial interests in the assets of the trust;

     - issuing and selling to us common securities, representing undivided beneficial interests in the assets of the trust;

     - using the proceeds from the sale of the preferred securities and common securities to acquire a corresponding series of our junior subordinated deferrable interest debentures, which we refer to in this prospectus as the corresponding junior subordinated debentures;

     - distributing the cash payments it receives from the corresponding junior subordinated debentures it owns to you and the other holders of preferred securities and to us as the holder of common securities; and

     - engaging in other activities that are necessary, convenient, or incidental to these purposes.

     Accordingly, the corresponding junior subordinated debentures will be the sole assets of each trust, and payments under the corresponding junior subordinated debentures and a related expense agreement will be the sole revenue of each trust.

     We will own all of the common securities of each trust. The common securities of a trust will rank equally with and payments will be made pro rata with the preferred securities of the trust, except that if an event of default under a trust agreement then exists, our rights as holder of the common securities to payment of distributions and payments upon liquidation or redemption will be subordinated to your rights as a holder of the preferred securities of the trust. See "Description of Preferred
Securities -- Subordination of Common Securities."

     Unless we state otherwise in a prospectus supplement, each trust has a term of approximately 45 years. A trust may also terminate earlier. The trustees of each trust will conduct its business and affairs. As holder of the common securities we will appoint the trustees. Initially, the trustees will be:

     - Bank One Trust Company, N.A., which will act as property trustee; and

     - Bank One Delaware, Inc., which will act as Delaware trustee; and

     - Two of our employees or officers, who will act as administrative trustees.

     Bank One Trust Company, N.A., as property trustee, will act as sole indenture trustee under each trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. Bank One Trust Company, N.A. will also act as trustee under the guarantee and the junior subordinated indenture pursuant to which we will issue the corresponding junior subordinated debentures. See "Description of Junior Subordinated Debentures" and "Description of Guarantee."

     The holder of the common securities of a trust, or the holders of a majority in liquidation preference of the preferred securities, if an event of default under the trust agreement has occurred and is continuing, will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee of the trust. You will not have the right to vote to appoint, remove or replace the administrative trustees. Only we, as the holder of the common securities, will have those voting rights. The duties and obligations of the trustees are governed by the applicable trust agreement. We will pay all fees and expenses related to the trusts and any offering of the preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trusts, except for payments made on the preferred securities or the common securities, subject to the guarantee.

     The principal executive office of each trust is c/o The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07061-1615, Attention: Secretary, and the telephone number of each trust is (908) 903-2000.

                                USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to that offering.

                RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of consolidated earnings to fixed charges for each of the five years in the period ended December 31, 2002 and for the quarter ended March 31, 2003:

                                                       FOR THE YEAR ENDED DECEMBER 31,
                            FOR THE THREE MONTHS   ---------------------------------------
                            ENDED MARCH 31, 2003   1998    1999    2000     2001     2002
                            --------------------   -----   -----   -----   ------   ------
Ratio of Earnings to Fixed
  Charges.................          7.92           16.03   10.40   11.48   0.49(1)  2.59(2)

---------------

(1) For the year ended December 31, 2001, consolidated earnings were not sufficient to cover fixed charges by $46.0 million. Consolidated earnings for the period, as defined, reflect a $635.0 million loss before income taxes from the September 11 attack in the United States and net surety bond losses before income taxes of $220.0 million arising from the bankruptcy of Enron Corp.

(2) Consolidated earnings, as defined, for the year ended December 31, 2002 reflect net losses of $700.0 million before income taxes recognized in the third and fourth quarters related to asbestos and toxic waste claims and a reduction in net surety losses of $88.0 million before income taxes resulting from the settlement of litigation related to Enron.

     For the purpose of computing the above ratios of consolidated earnings to fixed charges, consolidated earnings consist of income from continuing operations before income taxes excluding income or loss from equity investees, plus those fixed charges that were charged against income and distributions from equity investees. Fixed charges consist of interest expense before reduction for capitalized interest and the portion of rental expense (net of rental income from subleased properties) which is considered to be representative of the interest factors in the leases.

                         DESCRIPTION OF DEBT SECURITIES

     We may offer unsecured senior debt securities or subordinated debt securities. We refer to the senior debt securities and the subordinated debt securities together in this prospectus as the debt securities. We will issue the senior debt securities in one or more series under an indenture, which we refer to as the senior indenture, as supplemented from time to time between us and Bank One Trust Company, N.A., as successor in interest to the First National Bank of Chicago, as trustee. We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the subordinated indenture, as supplemented from time to time between us and Bank One Trust Company, N.A., as successor in interest to the First National Bank of Chicago, as trustee. We refer to the senior indenture and the subordinated indenture together as the indentures.

     The following description of the terms and provisions of the debt securities and the indentures is a summary. It summarizes only those terms of the debt securities and portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture and the subordinated indenture are incorporated by reference as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture and the subordinated indenture.

     For purposes of this section, "Chubb", "we", "us", and "our", refer solely to The Chubb Corporation and not to any of its subsidiaries.

RANKING

     Our debt securities will be unsecured obligations. Our senior debt securities will rank equally with all of our other unsecured and unsubordinated obligations. Our subordinated debt securities will be subordinate and junior in right of payment to all of our senior debt. See "-- Subordination Under the Subordinated Indenture."

     Since we are a non-operating holding company, most of our operating assets are owned by our subsidiaries. We rely primarily on dividends from these subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities. The amount of dividend distributions to us from our insurance subsidiaries may be restricted by state insurance laws and regulations as administered by state insurance departments. See "The Chubb Corporation."

     Unless we state otherwise in the applicable prospectus supplement, the indentures do not limit us from incurring or issuing other secured or unsecured debt under either of the indentures or any other indenture that we may have entered into or enter into in the future. See "-- Subordination Under the Subordinated Indenture" and the prospectus supplement relating to any offering of subordinated debt securities.

TERMS OF THE DEBT SECURITIES

     We may issue debt securities in one or more series, through an indenture that supplements the senior indenture or the subordinated indenture or through a resolution of our board of directors or an authorized committee of our board of directors.

     You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These may include the following:

     - classification as senior or subordinated debt securities;

     - the title, designation and purchase price;

     - any limit upon the aggregate principal amount;

     - maturity date(s) or the method of determining maturity date(s);

     - the interest rate(s), if any, and the method for calculating the interest rate(s), if any;

     - the interest payment dates and the record dates for the interest payments;

     - circumstances, if any, in which interest may be deferred;

     - dates from which interest will accrue and the method of determining those dates;

     - dates on which premium, if any, will be paid;

     - place(s) where we will pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange;

     - place(s) where notices and demands relating to the debt securities and the indentures may be made;

     - authorized denominations, if other than denominations of $1,000;

     - currency or currencies, if other than the currency of the United States, in which principal, premium, if any, and interest will be paid or in which the debt securities will be denominated;

     - if the amount of payments of principal, premium, if any, and interest on the debt securities may be determined with reference to an index and how such amounts will be determined;

     - any special United States federal income tax consequences of the debt securities;

     - any special accounting considerations applicable to the debt securities;

     - any mandatory or optional redemption terms or prepayment or sinking fund provisions;

     - any additions, modifications or deletions, in the events of default or covenants specified in the indenture relating to the debt securities;

     - if other than the principal amount of debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

     - whether the debt securities will be issued in whole or in part in the form of one or more global securities;

     - whether a temporary global security is issued and the terms upon which temporary debt securities may be exchanged for definitive debt securities;

     - appointment of any trustees, authenticating or paying agent(s), transfer agent(s) or any other agents with respect to a series of debt securities;

     - in the case of the subordinated indenture, the terms and conditions of any right we would have or any option you would have to convert or exchange the debt securities into other securities, cash or property of Chubb;

     - in the case of the subordinated indenture, any provisions regarding subordination; and

     - other specific terms, not inconsistent with the provisions of the indentures.

     (Section 2.3 of each indenture)

     Debt securities may also be issued under the indentures upon exercise of warrants or delivery upon settlement of Stock Purchase Contracts. See "Description of Warrants."

SPECIAL PAYMENT TERMS OF THE DEBT SECURITIES

     We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe United States federal income tax consequences and special considerations relating to any series in the applicable prospectus supplement.

     The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, United States federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.

     If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless we state otherwise in the applicable prospectus supplement, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. (Section 2.7 of each indenture)

     Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denominations, of a like aggregate principal amount and bearing the same interest rate. You may present debt securities for exchange as described above, or for registration of transfer, at the office of the securities registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you will be required to pay any taxes and other governmental charges as described in the indentures. We will appoint the trustees as securities registrar under the indentures. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents. (Sections 2.7 and 2.8 of each indenture)

REDEMPTION

     Unless we state otherwise in the applicable prospectus supplement, debt securities will not be subject to any sinking fund. (Section 12.1 of each indenture)

     If a series of debt securities is redeemable, we will specify the terms of redemption with respect to the series in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem debt securities in denominations larger than $1,000 but only in integral multiples of $1,000 (or such other authorized denomination thereof). (Section
12.2 of each indenture)

     We will mail notice of any redemption of your debt securities at least 30 days but not more than 60 days before the redemption date to you at your registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption. (Section 12.2 of each indenture)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with, merge into or sell, convey or lease all or substantially all of our assets to any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, nor permit any such entity to consolidate with, merge into or sell, convey or lease all or substantially all of its assets to us unless:

     - we are the surviving corporation or the successor corporation is a corporation organized under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

     - after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing; and

     - Chubb or the surviving entity will have delivered to the trustee an officers' certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

     This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries. This covenant also would not apply to any recapitalization transaction, a change of control of Chubb or a highly leveraged transaction unless such transaction or change of control were structured to include a merger of consolidation by us or the conveyance, transfer or lease of our assets substantially as an entirety. (Sections 9.1, 9.2 and 9.3 of each indenture)

EVENTS OF DEFAULT

     These are "Events of Default" under the indentures with respect to each series of debt securities:

     (1) failure to pay principal, or premium, if any, when due;

     (2) failure to pay any interest when due, continued for 30 days;

     (3) default in the payment of any sinking fund installment when due and payable;

     (4) failure to perform, or breach of, any covenant or warranty of Chubb contained in the applicable indentures for 60 days under the senior debt indenture, and 90 days under the subordinated debt indenture, after written notice from the trustee or the holders of at least 25% in principal amount of the relevant series of outstanding debt securities;

     (5) certain events of bankruptcy, insolvency or reorganization of Chubb;
         and

     (6) any other event of default described in the applicable board resolution or supplemental indenture under which the series of debt securities is issued.

     If an Event of Default occurs and is continuing, the trustee may, and at the written request of holders of a majority in aggregate principal amount of the securities of each series affected by the Event of Default and upon the trustee's receipt of indemnification to its satisfaction will, proceed to protect and enforce its rights and those of the holders of such securities.

     If an Event of Default, other than an Event of Default specified in clause
(5) (or an event of default specified in clause (4) with respect to less than all series of debt securities then outstanding), occurs and is continuing, with respect to the debt securities of any series, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series (each series acting as a separate class) may require us to repay immediately the entire principal amount of the outstanding debt securities of that series, or such lesser amount as may be provided in the terms of the securities, together with all accrued and unpaid interest and premium, if any. (Sections 5.1 and 5.10 of each indenture)

     If an Event of Default under an indenture specified in clause (4) occurs and is continuing with respect to all series of debt securities then outstanding under the relevant indenture or an Event of Default specified in clause (5) occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities then outstanding under the relevant indenture (treated as one class) may require us to repay immediately the entire principal amount of the outstanding debt securities, or such lesser amount as may be provided in the terms of the securities, together with all accrued and unpaid interest, if any. (Sections 5.1 and 5.10 of each indenture)

     Any Event of Default with respect to a particular series of debt securities under the relevant indenture may be waived by the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities under the relevant indenture, as the case may be, except in each case a failure to pay principal of or premium, if any, or interest on such debt security. (Sections 5.1 and 5.10 of each indenture)

     The trustee will, within 90 days of the occurrence of an Event of Default that has not been cured, provide notice to the holders of any series of debt securities effected. The trustee may withhold notice to the holders of any default, except in the payment of principal of or interest or premium on, or sinking fund payment in respect of, the securities, if the trustee considers it in the interest of the holders to do so. (Section 5.11 of each indenture)

     We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture. (Section 3.5 of each indenture)

MODIFICATION OF THE INDENTURES

     We may generally amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, we may not amend the indentures without the consent of each holder affected, in order to, among other things:

     - extend the final maturity of any debt security;

     - reduce the principal amount of any debt security;

     - reduce the rate or extend the time of payment of interest on any debt security;

     - reduce the amount payable on redemption of any debt security, or reduce the amount of principal of an original issue discount debt security that would be due and payable on an acceleration of the maturity of such debt security or the amount of such debt security provable in bankruptcy;

     - change the currency of payment of principal of or interest on any debt security;

     - extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to any debt security;

     - impair or affect the right of any security holder to institute suit for payment on such security or any right of repayment at the option of the security holder;

     - reduce the percentage of debt securities of any series that must consent to an amendment to an indenture;

     - reduce the percentage of debt securities of any series necessary to consent to waive any past default under an indenture to less than a majority; or

     - modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders of debt securities, except to increase the percentage of holders or to provide that provisions of the indenture cannot be modified or waived without the consent of the holder of each affected debt security. (Section 8.2 of each indenture)

     A supplemental indenture which changes or eliminates any covenant or other provision of an indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will not affect the rights under the indenture of the holders of the debt securities of any other series. (Section 8.2 of each indenture)

     We and the trustee may amend the indentures without the consent of any holder of debt securities in order to:

     - secure any debt securities issued under such indenture;

     - evidence the succession of another corporation and assumption of our obligations in the case of a merger or consolidation;

     - add to the covenants of Chubb or add additional events of default;

     - cure ambiguities, defects or inconsistencies, provided that such action does not adversely affect any holders of securities issued under such indenture;

     - establish the form and terms of debt securities of any series;

     - provide for a successor trustee with respect to one or more series of securities issued under such indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

     - permit or facilitate the issuance of securities in bearer form or provide for uncertificated securities to be issued under such indenture; or

     - change or eliminate any provision of such indenture, provided that any such change or elimination will become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision. (Section 8.1 of each indenture)

SATISFACTION AND DISCHARGE

     Each indenture provides that when, among other things, all debt securities of any outstanding series not previously delivered to the trustee for cancellation:

     - have become due and payable; or

     - will become due and payable at their stated maturity within one year; or

     - are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee,

and we deposit or cause to be deposited with the trustee, in trust, an amount in cash or United States government obligations sufficient to pay and discharge the entire indebtedness on the debt securities of that series not previously delivered to the trustee for cancellation, for the principal, premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect with respect to all debt securities of that series, other than as to certain transfers and exchanges and other rights identified in the indenture, and we will be deemed to have satisfied and discharged the indenture with respect to all debt securities of that series. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described in the indenture. (Section 10.1 of each indenture)

DEFEASANCE

     Unless we state otherwise in the applicable prospectus supplement, the senior indenture provides that we will be deemed to have paid and discharged the entire indebtedness with respect to all outstanding debt securities of any series, other than as to certain transfers and exchanges, if, among other things:

     - we irrevocably deposit with the trustee money in an amount in the currency or currencies in which the debt securities of that series are payable or cash or United States government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, all outstanding debt securities of such series;

     - we deliver to the trustee an opinion of counsel to the effect that:

      - the holders of the senior debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance; and

      - the defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the senior debt securities of such series; this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

     - no event of default under the senior indenture with respect to the debt securities of such series has occurred and is continuing.

     (Section 10.1 of the senior indenture)

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless it is exchanged for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. Unless otherwise stated in the prospectus supplement the Depository Trust Company, New York, New York, or DTC, will act as depositary.

     We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

     BENEFICIAL INTERESTS IN A GLOBAL SECURITY

     Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture. Except as described below, you:

     - will not be entitled to have the securities represented by the registered global security registered in your names;

     - will not receive or be entitled to receive physical delivery of the securities in definitive form; and

     - will not be considered the owners or holders of the securities under the indenture.

     PAYMENTS OF PRINCIPAL, PREMIUM AND INTEREST

     We will make principal, premium, if any, and interest payments on a registered global security to the depositary that is the registered holder of the global security or its nominee. The depositary for the global security will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the registered global security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of principal, premium, if any, or interest payment in respect of a global security, immediately will credit participants' accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in a registered global security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of those participants.

PAYMENT AND PAYING AGENTS

     Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee in the City of New York or at the office of any paying agent that we may designate.

     Unless we state otherwise in the applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the regular record date for the interest, except in the case of defaulted interest. (Section 2.7 of each indenture) We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities. (Section 3.2 of each indenture)

     Any moneys or government obligations deposited with, or paid to, the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, and interest on, any debt security that remain unclaimed for three years after the principal or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor. (Section 10.4 of each indenture)

CONVERSION OR EXCHANGE

     The subordinated indenture permits us to issue debt securities that we may convert or exchange into common stock or other securities of Chubb. We will describe the specific terms on which the subordinated debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option, as specified in the applicable prospectus supplement. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

     The debt securities we issue under the subordinated indenture will constitute part of the subordinated debt of Chubb. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all "senior indebtedness" of Chubb. The subordinated indenture defines "senior indebtedness" as the principal of, premium, if any, and unpaid interest on the following, whether outstanding at the date of the subordinated indenture or later incurred or created:

     - indebtedness of Chubb for money borrowed, including purchase money obligations, evidenced by notes or other written obligations;

     - indebtedness of Chubb evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or similar instrument;

     - obligations of Chubb as lessee under capitalized leases and leases of property made as part of any sale and leaseback transactions;

     - indebtedness of others of any of the kinds described in the preceding clauses assumed or guaranteed by Chubb; and

     - renewals, extensions and refundings of, and indebtedness and obligations of a successor corporation issued in exchange for, or in replacement of, indebtedness and obligations described in the preceding clauses unless such indebtedness, obligation, renewal, extension or refunding expressly provides that it is not superior in right of payment to the subordinated debt securities;

provided, that senior indebtedness does not include any indebtedness issued under the subordinated indenture or any indebtedness or obligation if the terms of such indebtedness or obligation expressly provide that such indebtedness or obligation is not senior in right of payment to the debt securities issued under the subordinated indenture or expressly provide that such indebtedness or obligation is pari passu with or junior to the debt securities issued under the subordinated indenture.

     The subordinated indenture does not limit the amount of senior indebtedness that we may incur. (Subordinated indenture section 14.1)

     No payment of the principal or interest on the indebtedness evidenced by the subordinated debt securities may be made if, at the time of such payment or immediately after giving effect thereto, there exists any default with respect to any senior indebtedness and the default is the subject of judicial proceedings or if Chubb receives notice of the default from any holder of senior indebtedness or a trustee for such senior indebtedness.

     Upon any acceleration of the maturity of any series of subordinated debt securities resulting from an event of default, Chubb must give notice of the acceleration to holders of the senior indebtedness and may not pay holders of such series of subordinated debt securities until 120 days after the acceleration and then only if all principal of, premium, if any, and interest on senior indebtedness due at that time (whether by acceleration or otherwise) is first paid in full. In the event of any payment or distribution of assets or securities upon any dissolution, winding up, total or partial liquidation or reorganization or similar proceeding relating to Chubb, all principal of, premium, if any, and interest due on all senior indebtedness must be paid in full before holders of the subordinated debt securities are entitled to receive or retain any payment. As a result of such subordination, in the event of insolvency, creditors of Chubb who are holders of senior indebtedness and general creditors of Chubb, may recover more, ratably, than holders of the subordinated debt securities. (Subordinated indenture sections 14.1, 14.2, 14.3)

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

GOVERNING LAW

     The debt securities and each indenture will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

     The trustee under each indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. Neither trustee is required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity. (Section 6.1 of each indenture.)

     Bank One Trust Company, N.A. is the trustee under the senior indenture and will be the trustee under the subordinated indenture. The trustee's current address is 153 West 51st Street, New York, New York 10019. Bank One is acting as the successor to the original trustee, The First National Bank of Chicago.

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

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     We will issue the junior subordinated deferrable interest debentures, which we refer to as the junior subordinated debentures, in one or more series under an indenture, which we refer to as the junior subordinated indenture, as supplemented from time to time, between us and Bank One Trust Company, N.A., as debenture trustee.

     The following description of the terms of the junior subordinated debentures and the junior subordinated indenture is a summary. It summarizes only those terms of the junior subordinated debentures and the junior subordinated indenture which we believe will be most important to your decision to invest in our junior subordinated debentures. You should keep in mind, however, that it is the junior subordinated indenture, and not this summary, which defines your rights as a holder of our junior subordinated debentures. There may be other provisions in the junior subordinated indenture which are also important to you. You should read the junior subordinated indenture for a full description of the terms of the junior subordinated debentures. The junior subordinated indenture is filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the junior subordinated indenture.

     For purposes of this section, "Chubb", "we", "us" and "our" refer solely to The Chubb Corporation and not to any of its subsidiaries.

RANKING

     Our junior subordinated debentures will be unsecured obligations. Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures. Our junior subordinated debentures will be subordinate and junior in right of payment, as described in the junior subordinated indenture, to all of our debt other than debt which ranks equally with or junior to the junior subordinated debentures. See "-- Subordination under the Junior Subordinated Indenture."

     Since we are a non-operating holding company, most of our operating assets are owned by our subsidiaries. We rely primarily on dividends from these subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the junior subordinated debentures. The amount of dividend distributions to us from our insurance subsidiaries may be restricted by state insurance laws and regulations as administered by state insurance departments. See "The Chubb Corporation."

     Unless we state otherwise in the applicable prospectus supplement, the junior subordinated indenture does not limit us from incurring or issuing other secured or unsecured debt under the junior subordinated indenture or any other indenture that we may have entered into or enter into in the future. See
"-- Subordination under the Junior Subordinated Indenture" and the prospectus supplement relating to any offering of junior subordinated debentures.

TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

     We may issue the junior subordinated debentures in one or more series, through an indenture that supplements the junior subordinated indenture or through a resolution of our board of directors or an authorized committee of our board of directors.

     You should refer to the applicable prospectus supplement for the specific terms of the junior subordinated debentures. These may include the following:

     - the title, designation and purchase price;

     - any limit upon the aggregate principal amount;

     - maturity date(s) or the method of determining the maturity date(s);

     - the interest rate(s), if any, and the method for calculating the interest rate(s) if any;

     - the interest payment dates, and the record dates for the interest payments;

     - circumstances, if any, in which interest may be deferred;

     - dates from which interest will accrue and the method of determining those dates;

     - dates on which premium, if any, will be paid;

     - place(s) where we may pay principal, premium, if any, and interest and where you may present the junior subordinated debentures for registration of transfer or exchange;

     - place(s) where notices and demands relating to the junior subordinated debentures and the junior subordinated indenture may be made;

     - authorized denominations, if other than denominations of $25;

     - currency or currencies, if other than the currency of the United States, in which principal, premium, if any, and interest will be paid or in which the junior subordinated debentures will be denominated;

     - any index or indices used to determine the amount of payments of principal of and premium, if any, on the junior subordinated debentures of any series or the manner in which such amounts will be determined;

     - any special United States federal income tax consequences of the junior subordinated debentures;

     - any special accounting considerations applicable to the junior subordinated debentures;

     - any mandatory or optional redemption terms or prepayment or sinking fund provisions;

     - any additions, modifications or deletions, in the events of default or covenants specified in the junior subordinated indenture;

     - if other than the principal amount of the junior subordinated debentures, the portion of the principal amount of junior subordinated debentures that is payable upon declaration of acceleration of maturity;

     - whether the junior subordinated debentures will be issued in whole or in part in the form of one or more global securities;

     - whether a temporary global security is issued and the terms upon which temporary junior subordinated debentures may be exchanged for definitive junior subordinated debentures;

     - appointment of any trustees, authenticating or paying agent(s), transfer agent(s) or any other agents with respect to a series of junior subordinated debentures;

     - the terms and conditions of any right we would have or any option you would have to convert or exchange the junior subordinated debentures into any other securities or property of Chubb;

     - the form(s) of the Trust Agreement, Amended and Restated Trust Agreement and Guarantee Agreement, if different from the forms attached hereto;

     - the relative degree, if any, to which the junior subordinated debentures will be senior to or be subordinated to other series of junior subordinated debentures in right of payment; and

     - other specific terms, not inconsistent with the provisions of the junior subordinated indenture.

     (Section 301)

     Junior subordinated debentures may also be issued under the junior subordinated indenture upon the exercise of warrants. See "Descriptions of Warrants."

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

SPECIAL PAYMENT TERMS OF THE JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

     We may issue one or more series of junior subordinated debentures at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe United States federal income tax consequences and special considerations relating to any series in the applicable prospectus supplement.

     The purchase price of any of the junior subordinated debentures may be payable in one or more foreign currencies or currency units. The junior subordinated debentures may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any junior subordinated debentures may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, United States federal income tax considerations, specific terms and other information relating to the junior subordinated debentures and any foreign currencies or foreign currency units in the applicable prospectus supplement.

     If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of junior subordinated debentures, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the junior subordinated debentures.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless we state otherwise in the applicable prospectus supplement, we will issue the junior subordinated debentures in fully registered form without coupons in denominations of $25 and integral multiples of $25. (Section 302)

     Except as we may describe in the applicable prospectus supplement, junior subordinated debentures of any series will be exchangeable for other junior subordinated debentures of the same series, in any authorized denominations, of a like aggregate principal amount, of the same original issue date and stated maturity and having the same terms. You may present junior subordinated debentures for exchange as described above, or for registration of transfer, at the office of the securities registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you will be required to pay any taxes and other governmental charges as described in the junior subordinated indenture. We will appoint the debenture trustee as securities registrar under the junior subordinated indenture. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents. (Section 305)

     If we redeem any junior subordinated debentures, neither we nor the debenture trustee will be required to:

     - issue, transfer or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption; or

     - transfer or exchange any junior subordinated debentures selected for redemption in whole or in part, except for any portion not redeemed of any junior subordinated debenture that is being redeemed in part. (Section 305)

REDEMPTION

     Unless we state otherwise in the applicable prospectus supplement, junior subordinated debentures will not be subject to any sinking fund. (Section 1201)

     Unless we state otherwise in the applicable prospectus supplement, we may, at our option and at any time, redeem any series of junior subordinated debentures, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date. We may redeem junior subordinated debentures in part only in the amount of $25 or integral multiples of $25 (or such other authorized denomination thereof). (Sections 1101 and 1107)

     NOTICE OF REDEMPTION

     We will mail notice of any redemption of your junior subordinated debentures not less than 30, nor more than 60 days before the redemption date to you at your registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or the portions called for redemption. (Section
1104)

OPTION TO EXTEND INTEREST PAYMENT DATE

     If provided in the applicable prospectus supplement, we will have the right during the term of any series of junior subordinated debentures to extend the interest payment period for a specified number of interest payment periods, subject to the terms, conditions and covenants specified in the applicable prospectus supplement. However, we may not extend these interest payments beyond the maturity of the junior subordinated debentures. We will describe the United States federal income tax consequences and special considerations relating to any junior subordinated debentures in the applicable prospectus supplement.

     If we exercise this right, during the extension period we and our subsidiaries may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on, any of our capital stock; or

     - make any payment of principal of, premium, if any, or interest on, or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the junior subordinated debentures or make any related guarantee payments, other than:

     - dividends or distributions in our common stock;

     - redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of these rights in the future; and

     - payments under any Chubb guarantee of distributions on preferred securities of a Chubb trust under the applicable guarantee agreement.

     (Section 311)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our properties and assets to any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, nor permit any such entity to consolidate with or merge into us or convey, transfer or lease all or substantially all of its properties and assets to us unless:

     - we are the surviving corporation or the successor corporation is a corporation organized under the laws of any domestic jurisdiction and assumes our obligations on the junior subordinated debentures and under the junior subordinated indenture;

     - after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing;

     - in the case of corresponding junior subordinated debentures, the transaction is permitted under the related trust agreement and guarantee and does not give rise to any breach or violation of the related trust agreement or guarantee; and

     - other conditions described in the junior subordinated indenture are met.

     This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries. This covenant also would not apply to any recapitalization transaction, a change of control of Chubb or a highly leveraged transaction unless such transaction or change of control were structured to include a merger of consolidation by us or the conveyance, transfer or lease of our assets substantially as an entirety. (Section 801)

DEBENTURE EVENTS OF DEFAULT

     These are "Events of Default" under the junior subordinated indenture with respect to each series of junior subordinated debentures:

     (1) failure to pay principal, or premium, if any, when due;

     (2) failure to pay any interest when due, continued for 30 days;

     (3) default in the payment of any sinking fund installment when due and payable;

     (4) failure to perform, or breach, of specified covenants or warranties of Chubb contained in the indenture for 90 days, after written notice from the debenture trustee or the holders of at least 25% in principal amount of the relevant series of outstanding junior subordinated debentures;

     (5) certain events of bankruptcy, insolvency or reorganization of Chubb;
         and

     (6) any other event of default described in the applicable board resolution or supplemental indenture under which the series of junior subordinated debentures is issued.

     If an Event of Default occurs and is continuing, the trustee may, and at the written request of holders of a majority in aggregate principal amount of the securities of each series affected by the Event of Default and upon the trustee's receipt of indemnification to its satisfaction will, proceed to protect and enforce its rights and those of the holders of such junior subordinated debentures.

     If an Event of Default, other than an Event of Default specified in clause
(5) (or an event of default specified in clause (4) with respect to less than all series of junior subordinated debentures then outstanding), occurs and is continuing, with respect to the junior subordinated debentures of any series, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures of that series (each series acting as a separate class) may require us to repay immediately the entire principal amount of the outstanding junior subordinated debentures of that series, or such lesser amount as may be provided in the terms of the junior subordinated debentures, together with all accrued and unpaid interest and premium, if any. In the case of corresponding junior subordinated debentures, if the debenture trustee or the holders of the corresponding junior subordinated debentures fail to make this declaration, the holders of at least 25% in aggregate liquidation preference of the corresponding series of preferred securities will have that right. (Section 502)

     If an Event of Default specified in clause (4) occurs and is continuing with respect to all series of junior subordinated debentures then outstanding under the junior subordinated indenture or an Event of Default specified in clause (5) occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of all of the junior subordinated debentures then outstanding under the junior subordinated indenture (treated as one class) may require us to repay immediately the entire principal amount of the outstanding junior subordinated debentures, or such lesser amount as may be provided in the terms of the junior subordinated debentures, together with all accrued and unpaid interest, if any. In the case of corresponding junior subordinated debentures, if the debenture trustee or the holders of the corresponding junior subordinated debentures fail to make this declaration, the holders of at least 25% in aggregate liquidation preference of the corresponding series of preferred securities will have that right. (Section 502)

     Any Event of Default with respect to a particular series of junior subordinated debentures under the junior subordinated indenture may be waived by the holders of a majority of the aggregate principal amount of the outstanding junior subordinated debentures of such series, or of all the outstanding junior subordinated debentures under the junior subordinated indenture, as the case may be, except in each case a failure to pay principal of or premium, if any, or interest on such junior subordinated debenture. (Section 502)

     The debenture trustee will, within 90 days after actual knowledge of the debenture trustee of the occurrence of an Event of Default that has not been cured, provide notice to the holders of any series of junior subordinated debentures effected. The debenture trustee may withhold notice to the holders of any default, except in the payment of principal of or interest or premium on, or sinking fund payment in respect of, the junior subordinated debentures, if the debenture trustee considers it in the interest of the holders to do so. (Section
602)

     We are required to furnish to the debenture trustee an annual statement as to compliance with all conditions and covenants under the junior subordinated indenture. (Section 1004)

     DIRECT ACTIONS BY PREFERRED SECURITY HOLDERS

     If a debenture event of default is attributable to our failure to pay interest or principal on the corresponding junior subordinated debentures on the date the interest, premium, if any, or principal is payable, you, as a holder of preferred securities, may institute a legal proceeding directly against us, which we refer to in this prospectus as a "direct action," for enforcement of payment to you of the principal, of, premium, if any, or interest on the corresponding junior subordinated debentures having a principal amount equal to the aggregate liquidation preference of your related preferred securities. (Section 508)

     We may not amend the junior subordinated indenture to remove the right to bring a direct action without the prior written consent of the holders of all of the preferred securities. If the right to bring a direct action is removed, the applicable issue may become subject to the reporting obligations under the Securities Exchange Act of 1934. We have the right under the junior subordinated indenture to set-off any payment made to you as a holder of preferred securities by us in connection with a direct action. You will not be able to exercise directly any other remedy available to holders of the corresponding junior subordinated debentures.

     You will not be able to exercise directly any remedies other than those described in the preceding paragraph available to holders of the junior subordinated debentures unless there has been an event of default under the trust agreement.

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE

     We and the debenture trustee may, without the consent of the holders of junior subordinated debentures, amend, waive or supplement the junior subordinated indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies. However, no action may materially adversely affect the interests of holders of any series of junior subordinated debentures or, in the case of corresponding junior subordinated debentures, the holders of the related series of preferred securities so long as they remain outstanding. We may also amend the junior subordinated indenture to maintain the qualification of the junior subordinated indenture under the Trust Indenture Act. (Section 901)

     We and the debenture trustee may modify and amend the junior subordinated indenture in a manner affecting the rights of the holders of junior subordinated debentures with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding junior subordinated debentures of each series affected. However, no modification or amendment may, without the consent of the holder of each outstanding junior subordinated debenture affected:

     - change the stated maturity of the junior subordinated debentures;

     - reduce the principal amount of the junior subordinated debentures;

     - reduce the rate or, except as permitted by the junior subordinated indenture and the terms of the series of junior subordinated debentures, extend the time of payment of interest on the junior subordinated debentures; or

     - reduce the percentage of the holders of outstanding junior subordinated debentures necessary to modify or amend the junior subordinated indenture.

     (Section 902)

     In the case of corresponding junior subordinated debentures, so long as any of the related series of preferred securities remain outstanding:

     - no such modification may be made that adversely affects the holders of the related series of preferred securities;

     - no termination of the junior subordinated indenture may occur; and

     - no waiver of any debenture event of default or compliance with any covenant under the junior subordinated indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the related series of preferred securities unless the principal of, and premium, if any, on, the corresponding junior subordinated debentures and all accrued and unpaid interest on the corresponding junior subordinated debentures have been paid in full and other conditions are satisfied.

     In addition, we and the debenture trustee may execute, without your consent, any supplemental indenture for the purpose of creating any new series of junior subordinated debentures. (Section 902)

SATISFACTION AND DISCHARGE

     The junior subordinated indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

     - have become due and payable; or

     - will become due and payable at their stated maturity within one year of the date of deposit; or

     - are to be called for redemption within one year under arrangements satisfactory to the debenture trustee for the giving of notice of redemption by the debenture trustee;

and we deposit or cause to be deposited with the debenture trustee, in trust, an amount in cash or United States government obligations sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal, premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the junior subordinated indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the junior subordinated indenture. However, we will continue to be obligated to pay all other sums due under the junior subordinated indenture and to provide the officers' certificates and opinions of counsel described in the junior subordinated indenture. (Section 401)

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DEFEASANCE

     Unless we state otherwise in the applicable prospectus supplement, the junior subordinated indenture provides that we will be deemed to have paid and discharged the entire indebtedness, other than as to certain transfers and exchanges, with respect to all outstanding junior subordinated debentures of any series if, among other things:

     - we irrevocably deposit with the trustee cash or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, all outstanding junior subordinated debentures of such series;

     - we deliver to the trustee an officers' certificate and an opinion of counsel to the effect that all conditions precedent in the junior subordinated indenture relating to the satisfaction and discharge of the entire indebtedness on the outstanding securities of such series have been complied with. (Section 403)

GLOBAL JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures of a series may be issued in whole or in part in the form of one or more global junior subordinated debentures that will be deposited with a depositary identified in a prospectus supplement. Unless it is exchanged for junior subordinated debentures in definitive form, a global junior subordinated debenture may not be transferred unless it is being transferred to certain nominees of the depositary. Unless otherwise stated in the prospectus supplement, the Depositary Trust Company, New York, New York, or DTC, will act as depositary. We will issue global junior subordinated debentures only in registered form and in either temporary or permanent form.

     We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

     BENEFICIAL INTERESTS IN A GLOBAL JUNIOR SUBORDINATED DEBENTURE

     Ownership of beneficial interests in a registered global junior subordinated debenture will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global junior subordinated debenture, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the debentures beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debentures will designate the accounts to be credited, or we will designate such accounts if the junior subordinated debentures are issued directly by us. Ownership of beneficial interests in a registered global junior subordinated debenture will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of debentures take physical delivery of these debentures in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global junior subordinated debenture.

     So long as the depositary or its nominee is the registered owner of a global junior subordinated debenture, the depositary or nominee will be considered the sole owner or holder of the junior subordinated debentures represented by the global junior subordinated debenture for all purposes under the junior subordinated indenture. Except as provided below, you

     - will not be entitled to have any of the individual junior subordinated debentures represented by the global junior subordinated debenture registered in your name;

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

     - will not receive or be entitled to receive physical delivery of any junior subordinated debentures in definitive form; and

     - will not be considered the owner or holder of the junior subordinated debentures under the junior subordinated indenture.

     PAYMENTS OF PRINCIPAL, PREMIUM AND INTEREST

     We will make principal, premium, if any, and interest payments on a registered global junior subordinated debenture to the depositary that is the registered holder of the global junior subordinated debenture or its nominee. The depositary for the global junior subordinated debentures will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the registered global junior subordinated debenture and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of principal, premium, if any, or interest payment in respect of a global junior subordinated debenture, immediately will credit participants' accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global junior subordinated debenture as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in a registered global junior subordinated debenture held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of those participants.

PAYMENT AND PAYING AGENTS

     Unless we state otherwise in the applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your junior subordinated debentures at the office of the debenture trustee in the City of New York or at the office of any paying agent that we may designate.

     Unless we state otherwise in the applicable prospectus supplement, we will pay any interest on junior subordinated debentures to the registered owner of the junior subordinated debenture at the close of business on the regular record date for the interest, except in the case of defaulted interest. (Section 307) We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the junior subordinated debentures. (Section 1002)

     Any moneys deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any junior subordinated debenture that remain unclaimed for two years after the principal, premium, if any, or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor. (Section
1003)

CONVERSION OR EXCHANGE

     The junior subordinated indenture permits us to issue junior subordinated debentures that we may convert or exchange into preferred securities or other securities or property of Chubb. We will describe the specific terms on which junior subordinated debentures may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the preferred securities or other securities you would receive would be converted or exchanged.

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

SUBORDINATION UNDER THE JUNIOR SUBORDINATED INDENTURE

     The junior subordinated debentures we issue under the junior subordinated indenture will constitute part of the subordinated debt of Chubb. These junior subordinated debentures will be subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated indenture, to all "senior indebtedness" of Chubb. The junior subordinated indenture defines "senior indebtedness" as the principal of, premium, if any, and unpaid interest on the following, whether outstanding at the date of the junior subordinated indenture or later incurred or created:

     - indebtedness of Chubb for money borrowed, including purchase money obligations, evidenced by notes or other written obligations;

     - indebtedness of Chubb evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or similar instrument;

     - obligations of Chubb as lessee under capitalized leases and leases of property made as part of any sale and leaseback transactions;

     - indebtedness of others of any of the kinds described in the preceding clauses assumed or guaranteed by Chubb; and

     - renewals, extensions and refundings of, and indebtedness and obligations of a successor corporation issued in exchange for, or in replacement of, indebtedness and obligations described in the preceding clauses unless such indebtedness, obligation, renewal, extension or refunding expressly provides that it is not superior in right of payment to the subordinated debt securities;

provided, that senior indebtedness does not include any indebtedness issued under the junior subordinated indenture or any indebtedness or obligation if the terms of such indebtedness or obligation expressly provide that such indebtedness or obligation is not senior in right of payment to junior subordinated debentures issued under the junior subordinated indenture or expressly provide that such indebtedness or obligation is pari passu with or junior to junior subordinated debentures issued under the junior subordinated indenture.

     The junior subordinated indenture does not limit the amount of senior indebtedness that we may incur.

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to us, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of junior subordinated debentures or, in the case of corresponding junior subordinated debentures, the property trustee on behalf of the holders, will be entitled to receive or retain any payment of the principal, premium, if any, or interest on the junior subordinated debentures.

     If the maturity of any junior subordinated debentures is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the junior subordinated debentures.

     No payment of the principal or interest on the indebtedness evidenced by the junior subordinated debentures may be made if, at the time of such payment or immediately after giving effect thereto, there exists any default with respect to any senior indebtedness and the default is the subject of judicial proceedings or if Chubb receives notice of the default from any holder of senior indebtedness or a trustee for such senior indebtedness. (Section 1304)

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

     If this prospectus is being delivered in connection with a series of junior subordinated debentures, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

GOVERNING LAW

     The junior subordinated indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The trustee under the junior subordinated indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

     Bank One Trust Company, N.A. is the debenture trustee under the junior subordinated indenture. The trustee's current address is 153 West 51st Street, New York, New York 10019.

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

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our restated certificate of incorporation, as amended, authorizes us to issue 600,000,000 shares of common stock, par value $1.00 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2002 there were issued 180,296,834 shares of common stock, of which 9,095,162 were treasury shares and 171,201,672 were outstanding, and we had no preferred stock issued or outstanding. Holders of common stock have received a right entitling them, when the right becomes exercisable to purchase shares of Series B Participating Cumulative Preferred Stock. See "-- Shareholders Rights Plan."

     In November 2002, we issued 24 million mandatorily exercisable warrants to purchase shares of our common stock. The warrants were issued as part of our 7% equity units and must be exercised on or prior to November 16, 2005. For further discussion of the warrants and equity units, including the number of common shares issuable thereunder, see our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

     The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important for your decision to invest in our capital stock. You should keep in mind, however, that it is our restated certificate of incorporation, as amended, our bylaws, as amended, and the New Jersey Business Corporation Act, and not this summary, which define your rights as a holder of our capital stock. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our restated certificate of incorporation, as amended, and our bylaws, as amended, are incorporated by reference as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

COMMON STOCK

     The holders of common stock, subject to the provisions of New Jersey law and the preferential rights of the holders of any shares of preferred stock, are entitled to dividends when and as declared by the board of directors. The holders of common stock have one vote per share on all matters submitted to a vote of the shareholders, and the right to the net assets of Chubb in liquidation after payment of any amounts due to creditors and in respect of our preferred stock. Holders of shares of common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of common stock are, and the shares of common stock issued under this prospectus, will be, fully paid and non-assessable.

     Our common stock is listed on the New York Stock Exchange under the symbol "CB".

     Under New Jersey law, the affirmative vote of two-thirds of the votes cast is required for shareholder approval of any merger or any plan of consolidation as well as for any sale, lease, exchange or other disposition of all, or substantially all, of the assets of Chubb, if not in the usual and regular course of its business, and for any liquidation, dissolution or amendment of the certificate of incorporation. All other shareholder action is decided by a majority of the votes cast at a meeting of shareholders.

     Our bylaws, as amended, provide that the annual meeting of shareholders will be held on such date and at such time as shall be designated by the board of directors and as stated in a written notice which is mailed or delivered to each shareholder at least ten days, but not more than sixty days, prior to any shareholder meeting. Our bylaws, as amended, provide that shareholder meetings may be held in the State of New Jersey or at such other place as may be designated by the board of directors and stated in the written notice of meeting.

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

     Our restated certificate of incorporation, as amended, further provides that the board of directors has the power, except as provided by statute, in its discretion, to use or apply any funds of Chubb lawfully available for that purpose to purchase or acquisition of shares of the capital stock or bonds or other securities of Chubb:

     - in the market or otherwise, at such price as may be fixed by the board;

     - to such extent and in such manner and for such purposes and upon such terms as the board may deem expedient; and

     - as may be permitted by law.

     The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A., 525 Washington Boulevard, Jersey City, New Jersey 07303.

PREFERRED STOCK

     Under our restated certificate of incorporation, as amended, we are authorized to issue up to 4,000,000 shares of preferred stock.

     Shares of preferred stock of Chubb may be issued in one or more series and the shares of all series will rank pari passu and be identical in all respects, except that with respect to each series the board of directors may fix, among other things:

     - the rate of dividends payable on the preferred stock;

     - the time and prices of redemption;

     - the amount payable upon voluntary redemption;

     - the retirement or sinking fund, if any;

     - the conversion rights, if any;

     - the voting rights, if any (in addition to the voting right described below);

     - the restrictions, if any, on:

      - the creation of indebtedness of Chubb or any subsidiary of Chubb; or

      - the issuance of stock ranking on a parity with or senior to the shares of preferred stock either as to dividends or on liquidation;

     - the restrictions, if any, on:

      - the payment of dividends on common stock;

      - the acquisition of common stock; or

      - any other class or classes of stock of Chubb, other than preferred stock, ranking on a parity with or junior to the shares of preferred stock either as to dividends or on liquidation; and

     - the number of shares to comprise such series.

     Each series of preferred stock will be entitled to receive an amount payable on liquidation, dissolution or winding up, fixed for each series, plus all dividends accumulated to the date of final distribution, before any payment or distribution of assets of Chubb is made on common stock. Shares of preferred stock that have been issued and reacquired in any manner by Chubb, including shares redeemed, shares purchased and retired and shares that have been converted into shares of another series or class, may be reissued as part of the same or another series of preferred stock. In accordance with our restated certificate of incorporation, as amended, the 4,000,000 authorized but unissued shares of preferred stock may be issued pursuant to resolution of the board of directors without the vote of the holders of any capital stock of Chubb.

SHAREHOLDERS RIGHTS PLAN

     We have a shareholder rights agreement under which each shareholder has a right for each share of common stock held. Each right entitles the registered holder to purchase from Chubb a unit consisting of one one-thousandth of a share of Series B Participating Cumulative Preferred Stock, par value $1.00 per share, at a purchase price of $240 per unit. The rights are subject to adjustment to prevent dilution of the interests represented by each right. The description and terms of the rights are set forth in a rights agreement between Chubb and EquiServe Trust Company, N.A., as rights agent. We have summarized portions of the rights agreement. The summary is not complete. The rights agreement has been filed as an exhibit to the registration statement that we have filed with the SEC and that includes this prospectus. You should read the rights agreement for the provisions that may be important to you.

     The shareholder rights plan is reviewed and evaluated at least once each year by a committee of independent directors to determine if the maintenance of the shareholder rights plan continues to be in the best interest of Chubb, its shareholders and any other relevant constituencies of Chubb. Following a review, the committee of independent directors will communicate its conclusions to the full board of directors, including any recommendation as to whether the shareholder rights plan should be modified or the rights should be redeemed.

     DISTRIBUTION DATE

     The rights are attached to all outstanding shares of common stock and trade with the common stock until the rights become exercisable, and no separate rights certificates will be distributed. The rights will separate from the common stock and a distribution date will occur upon the earlier of either of the following:

     - 10 days following the date of any public announcement that a person or group of affiliated or associated persons, referred to in this prospectus as an acquiring person, has acquired beneficial ownership of 20% or more of the outstanding shares of common stock; or

     - 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     The rights are not exercisable until the distribution date and will expire at the close of business on March 12, 2009 unless previously redeemed by Chubb as described below.

     EVIDENCE OF RIGHTS

     Until the distribution date, or earlier redemption or expiration of the rights:

     - the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;

     - new common stock certificates issued after March 31, 1999 will contain a notation incorporating the rights agreement by reference; and

     - the surrender for transfer of any certificates for common stock will also constitute the transfer of the rights associated with the common stock represented by such certificates.

     As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter the separate rights certificates alone will represent the rights. Except as otherwise determined by the board of directors, only shares of common stock issued prior to the distribution date will be issued with rights.

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

     TRIGGERING EVENT AND EFFECT OF TRIGGERING EVENT

     If any person becomes an acquiring person:

     - proper provision will be made so that each holder of a right, other than rights that are, or (under the circumstances specified in the rights agreement) were, beneficially owned by an acquiring person (which will thereafter be void), will have the right to receive upon exercise the number of shares of common stock having a market value of two times the exercise price of the right; or

     - at the option of our board of directors, at any time until such acquiring person becomes the beneficial owner of 50% or more of the shares of common stock, Chubb may exchange the rights, other than rights that are, or (under the circumstances specified in the rights agreement) were, beneficially owned by an acquiring person (which will thereafter be void), for shares of common stock at an exchange ratio of one share of common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction. If, at any time following the date of any public announcement that an acquiring person has acquired beneficial ownership of 20% or more of the outstanding shares of common stock, Chubb is acquired in a merger or other business combination transaction, or 50% or more of Chubb's assets or earning power is sold, each holder of a right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events described in this paragraph are referred to as triggering events.

     ADJUSTMENTS

     The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution upon the occurrence of one of the following:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock;

     - if holders of the preferred stock are granted rights or warrants to subscribe for preferred stock, or convertible securities at less than the current market price of the preferred stock; or

     - upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     No adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu of fractional units, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

     REDEMPTION

     The rights may be redeemed in whole, but not in part, at a price of $.01 per right by the board of directors at any time prior to the earlier of:

     - a person or group of persons becoming an acquiring person; and

     - March 12, 2009.

     Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

     Until a right is exercised, the holder will have no rights as a shareholder of Chubb (beyond those as an existing shareholder), including the right to vote or to receive dividends. As long as the rights are attached to the common stock, Chubb will issue one right with each new share of common stock issued.

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

                        DESCRIPTION OF DEPOSITARY SHARES

     We may elect to offer depositary shares representing receipts for fractional interests in debt securities, junior subordinated debentures or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security, junior subordinated debenture or share of a particular series of preferred stock, as the case may be.

     We will deposit the debt securities, junior subordinated debentures or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security, junior subordinated debenture or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security, junior subordinated debenture or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

     The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement which we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement which are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement.

INTEREST, DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, junior subordinated debentures or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

     In the event of a payment of interest or distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

REDEMPTION OF DEPOSITARY SHARES

     If we redeem a series of debt securities, junior subordinated debentures or preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security, junior subordinated debenture or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, junior subordinated debentures or preferred stock. Whenever we redeem debt securities, junior subordinated debentures or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities, junior subordinated debentures or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

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

VOTING THE PREFERRED STOCK OR EXERCISE OF RIGHTS UNDER THE INDENTURES OR THE JUNIOR SUBORDINATED INDENTURE

     Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debt securities, junior subordinated debentures or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to vote the amount of the preferred stock represented by that holder's depositary shares or how to give instructions or directions with respect to the debt securities, junior subordinated debentures or preferred stock, as the case may be, represented by that holder's depository shares. The record date for the depositary shares will be the same date as the record date for the debt securities, junior subordinated debentures or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to vote the amount of the preferred stock, or to give instructions or directions with respect to the debt securities or junior subordinated debentures, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock or giving instructions or directions with respect to the debt securities or junior subordinated debentures, as the case may be, if it does not receive specific instructions from you.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement will terminate if:

     - all outstanding depositary shares have been redeemed; or

     - there has been a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, or a complete repayment or redemption of the debentures or junior subordinated debentures and the distribution, repayment or redemption proceeds, as the case may be, have been distributed to you.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities, junior subordinated debentures or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities, junior subordinated debentures or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities, junior subordinated debentures or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

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MISCELLANEOUS

     The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, junior subordinated debentures or preferred stock, as the case may be.

     Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary's gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, junior subordinated debentures or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities, junior subordinated debentures or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

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                            DESCRIPTION OF WARRANTS

     We may issue warrants, including warrants to purchase debt securities, preferred stock or common stock. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

     The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

DEBT WARRANTS

     We will describe in the applicable prospectus supplement the specific terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants.

     You should refer to the applicable prospectus supplement for the specific terms of the warrants. These may include the following:

     - the title of the debt warrants;

     - the debt securities for which the debt warrants are exercisable;

     - the aggregate number of the debt warrants;

     - the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants;

     - the procedures and conditions relating to the exercise of the debt warrants;

     - the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security;

     - the date, if any, from which you may separately transfer the debt warrants and the related securities;

     - the date on which your right to exercise the debt warrants commences, and the date on which your right expires;

     - the maximum or minimum number of the debt warrants which you may exercise at any time;

     - any special United States federal income tax consequences of the debt warrants;

     - any special accounting considerations applicable to the debt warrants;

     - any terms providing for the mandatory exercise of the debt warrants;

     - any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants; and

     - the terms of the securities you may purchase upon exercise of the debt warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

OTHER WARRANTS

     We may issue other warrants. You should refer to the applicable prospectus supplement for the specific terms of those warrants. These may include the following:

     - the title of the warrants;

     - the securities, which may include preferred stock or common stock, for which you may exercise the warrants;

     - the aggregate number of the warrants;

     - the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants;

     - the procedures and conditions relating to the exercise of the warrants;

     - the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

     - the date, if any, from which you may separately transfer the warrants and the related securities;

     - the date on which your right to exercise the warrants commences, and the date on which your right expires;

     - the maximum or minimum number of the warrants which you may exercise at any time;

     - any special United States federal income tax consequences of the warrants;

     - any special accounting considerations applicable to the warrants;

     - any other terms of the warrants and terms, procedures and limitations relating to your exercise of the warrants; and

     - the designation and terms of the common stock, preferred stock or other securities you may purchase upon exercise of the warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

EXERCISE OF WARRANTS

     We will describe in the applicable prospectus supplement the principal amount or the number of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the applicable prospectus supplement at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

     We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

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

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specific number of shares of common stock or preferred stock at a future date or dates. The price per share of preferred stock or common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as a part of units each consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including United States Treasury securities, securing your obligations to purchase the preferred stock or the common stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any stock purchase contracts or stock purchase units.

                      DESCRIPTION OF PREFERRED SECURITIES

     The trustees of each trust will issue on behalf of the trust preferred securities and common securities of the trust. The preferred securities will represent preferred undivided beneficial interests in the assets of the related trust. As a holder of preferred securities of the trust, you will generally be entitled to a preference with respect to distributions and amounts payable on redemption or liquidation over the common securities of the trust, as well as other benefits as described in the corresponding trust agreement. Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

     The following description of the terms of the preferred securities and form of trust agreement is a summary. It summarizes only those features of the preferred securities and terms of the form of trust agreement which we believe will be most important to your decision to invest in the preferred securities. You should keep in mind, however, that it is the applicable trust agreement and form of amended and restated trust agreement and not this summary, which define your rights as a holder. There may be other provisions in the trust agreement and form of amended and restated trust agreement which are also important to you. You should read these documents for a full description of the terms of the preferred securities. They are filed as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

     Each trust agreement will be qualified under the Trust Indenture Act. The terms of the preferred securities of each trust will include those stated in the applicable trust agreement and those made part of the trust agreement by reference to the Trust Indenture Act. The amended and restated trust agreement for each trust will be executed at the time the trust issues any preferred securities and will be filed with the Securities and Exchange Commission on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. You should also read the applicable prospectus supplement, which will contain additional information and may update or change some of the information below.

GENERAL

     The trust agreement for each trust authorizes the administrative trustees to issue on behalf of the trust preferred securities that have the terms described in this prospectus and in the applicable prospectus supplement. The preferred securities will represent undivided beneficial interests in the assets of the applicable trust. The proceeds from the sale of each trust's preferred and common securities will be used by the trust to purchase a series of corresponding junior subordinated debentures that we issue. The corresponding junior subordinated debentures will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities of the applicable trust.

     The terms of the preferred securities of each trust will mirror the terms of the corresponding junior subordinated debentures held by the applicable trust. If interest payments on the corresponding junior subordinated debentures held by the applicable trust are deferred as described below, distributions on the preferred securities will also be deferred. The assets of the trust available for distribution to the holders of its preferred securities generally will be limited to payments under the series of corresponding junior subordinated debentures held by the trust.

     Under the guarantee agreement related to each trust, we will agree to make payments of distributions and payments on redemption or liquidation with respect to the trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. Our obligations under the applicable guarantee, expense agreement, trust agreement, junior subordinated indenture and corresponding junior subordinated debentures will provide a full, irrevocable and unconditional commitment by us regarding amounts due on the preferred securities issued by each trust. See "Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures and the Guarantees."
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

RANKING OF PREFERRED SECURITIES

     The preferred securities of a trust will rank equally, and we will make payments proportionately with the common securities of the trust except as described under "-- Subordination of Common Securities." The preferred securities of each trust represent preferred undivided beneficial interests in the assets of the trust. The property trustee will hold legal title to the corresponding junior subordinated debentures in trust for the benefit of the holders of the related preferred securities and common securities.

     Each guarantee agreement that we execute for your benefit, as a holder of preferred securities of a trust, will be a guarantee on a subordinated basis with respect to the related preferred securities. However, our guarantee will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the related trust does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS ON THE PREFERRED SECURITIES

     Each trust will pay the distributions on the preferred securities and common securities at a rate specified in the applicable prospectus supplement.

     The amount of distributions the trust must pay for any period will be computed on the basis of a 360-day year of twelve 30-day months unless we otherwise specify in the applicable prospectus supplement. Distributions that are in arrears may bear interest at the rate per annum specified in the applicable prospectus supplement. The term "distributions" as we use it in this prospectus includes any additional amounts provided in the trust agreement.

     Distributions on the preferred securities will be cumulative, will accrue from the date of original issuance and will be payable on the dates specified in the applicable prospectus supplement. If any date on which distributions are payable on the preferred securities is not a business day, the trust will instead make the payment on the next succeeding day that is a business day, and without any interest or other payment on account of the delay. However, if that business day is in the next succeeding calendar year, the trust will make the payment on the immediately preceding business day. In each case payment will be made with the same force and effect as if made on the date the payment was originally due. When we use the term "business day" in this prospectus, we mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business.

     If provided in the applicable prospectus supplement, we have the right under the junior subordinated indenture, which is the contract that provides the terms for the corresponding junior subordinated debentures, to extend the interest payment period for a specified number of periods. However, we may not extend these interest payments beyond the maturity of the corresponding junior subordinated debentures. As a consequence of any extension, distributions on the related preferred securities would be deferred by the trust during the extension period. These distributions would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement.

     If we exercise this right, during the extension period we and our subsidiaries may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on, any of our capital stock; or

     - make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the corresponding junior subordinated debentures or make any related guarantee payments, other than:

     - dividends or distributions in our common stock;

     - redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of these rights in the future; and

     - payments under any guarantee.

     We anticipate that the revenue of each trust available for distribution to you, as a holder of preferred securities, will be limited to payments under the corresponding junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of its preferred securities and its common securities. See "Description of Junior Subordinated Debentures."

     If we do not make interest payments on the corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions, if and to the extent the trust has funds legally available for the payment of these distributions is guaranteed by us on a limited basis as set forth under "Description of Guarantees."

     The trust will pay distributions on the preferred securities to you provided you are entered in the register of the trust on the relevant record dates. As long as the preferred securities remain in book-entry form, the record date will be one business day prior to the relevant distribution date. If any preferred securities are not in book-entry form, the record date for the preferred securities will be the date 15 days prior to the relevant distribution date.

REDEMPTION AND VOLUNTARY DISTRIBUTION

     REDEMPTION UPON REPAYMENT OR REDEMPTION OF THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES

     Upon the repayment or redemption, in whole or in part, of any corresponding junior subordinated debentures, the property trustee must apply the proceeds from that repayment or redemption to redeem a like amount of the preferred securities and common securities of the related trust. This redemption must be made upon not less than 30 nor more than 60 days' notice to you. Unless we state otherwise in the applicable prospectus supplement, the redemption price will be equal to 100% of the aggregate liquidation amount of the preferred and common securities redeemed, plus accumulated and unpaid distributions on the preferred and common securities redeemed up to but not including the date of redemption. See "Description of Junior Subordinated Debentures -- Redemption."

     If less than all of any series of corresponding junior subordinated debentures are repaid or redeemed, then the proceeds from the repayment or redemption will be allocated to redeem a proportionate amount of each of the preferred securities and the common securities. The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any corresponding junior subordinated debentures repaid or redeemed will be allocated proportionately to the redemption of the preferred securities and the common securities.

     We must repay the principal of the corresponding junior subordinated debentures when they are due. In addition, unless we state otherwise in the applicable prospectus supplement, we may, at our option and at any time, redeem any series of corresponding junior subordinated debentures

     - in whole or in part, subject to the conditions we describe under "Description of Junior Subordinated Debentures -- Redemption"; or

     - as we may otherwise specify in the applicable prospectus supplement.

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

     When we use the term "like amount," we mean:

     - with respect to a redemption of any series of preferred securities, preferred securities having a liquidation amount equal to that portion of the principal amount of corresponding junior subordinated debentures to be contemporaneously redeemed, the proceeds of which will be used to pay the redemption price of the preferred securities; and

     - with respect to a distribution of corresponding junior subordinated debentures to you, as a holder of preferred securities in connection with a dissolution or liquidation of the related trust, corresponding junior subordinated debentures having a principal amount equal to the liquidation amount of your preferred securities.

     When we use the term "liquidation amount," we mean the stated amount of $25 per preferred security and common security.

     VOLUNTARY DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Unless we provide otherwise in the applicable prospectus supplement, we may elect, at any time, to terminate the trust and cause the corresponding junior subordinated debentures to be distributed to you, as a holder of the preferred securities, and us, as the holder of the common securities, in liquidation of the trust.

     After the liquidation date fixed for any distribution of corresponding junior subordinated debentures for any series of preferred securities:

     - the series of preferred securities will no longer be deemed to be outstanding;

     - DTC or its nominee, as the record holder of the series of preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered upon that distribution; and

     - any certificates representing the series of preferred securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation preference of the series of preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the series of preferred securities until you present the certificates to the administrative trustees or their agent for transfer or reissuance.

     We can make no assurance as to what the market prices would be for the preferred securities or the corresponding junior subordinated debentures that may be distributed to you in exchange for your preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the preferred securities that you purchase, or the corresponding junior subordinated debentures that you receive on dissolution and liquidation of a trust, may trade at a discount to the price that you paid to purchase the preferred securities.

     REDEMPTION PROCEDURES

     The trust will redeem the preferred securities and common securities on each redemption date at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debentures. The trust will make redemptions of the preferred securities and pay the redemption price only to the extent that it has funds available for the payment of the redemption price. See "-- Subordination of Common Securities."

     If a trust gives notice to you of redemption of your preferred securities, then by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will irrevocably deposit with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to you. See "-- Global Preferred Securities."

     If the preferred securities are no longer in book-entry form, the trust, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price to you and will give the paying agent irrevocable instructions and authority to pay the redemption price to you upon surrender of your certificates.

     The trust will pay any distributions payable on or prior to the redemption date for any preferred securities called for redemption to you on the relevant record dates for the distribution. If the trust has given notice of redemption and has deposited the required funds, then upon the date of the deposit, all your rights will cease, except your right to receive the redemption price, without interest on that redemption price, and your preferred securities will cease to be outstanding. If any date fixed for redemption of preferred securities is not a business day, then the trust will pay the redemption price on the next succeeding day which is a business day, and without any interest or other payment on account of the delay. However, if the business day falls in the next calendar year, the trust will make the payment on the immediately preceding business day. If payment of the redemption price is improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee as described under "Description of Guarantees," distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for the preferred securities to the date the redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law, including the United States federal securities laws, we or our subsidiaries may at any time purchase outstanding preferred securities by tender, in the open market or by private agreement.

     The trust will make payment of the redemption price on the preferred securities and any distribution of corresponding junior subordinated debentures to the applicable record holders as they appear on the register for the preferred securities on the relevant record date. This date will generally be one business day prior to the relevant redemption date or liquidation date. However, if any preferred securities are not in book-entry form, the relevant record date for the preferred securities will be the date 15 days prior to the redemption date or liquidation date.

     If less than all of the preferred securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the preferred securities and common securities to be redeemed will be allocated proportionately among the preferred securities and the common securities. The property trustee will select the particular preferred securities to be redeemed on a proportionate basis not more than 60 days prior to the redemption date from the outstanding preferred securities not previously called for redemption, by any method that the property trustee deems fair and appropriate. This method may provide for the selection for redemption of portions, equal to $25 or an integral multiple of $25, of the liquidation amount of preferred securities. The property trustee will promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed.

SUBORDINATION OF COMMON SECURITIES

     The trust will make payment of distributions, any additional amounts and the redemption price on the preferred securities and common securities proportionately based on the liquidation amount of the preferred securities and common securities. However, if on any distribution date or redemption date a debenture event of default exists, the trust will not make any payment on the common securities unless payment in full in cash of all accumulated and unpaid distributions, any additional amounts and the full amount of the redemption price on all of the outstanding preferred securities of the trust, has been made or provided for. The property trustee will apply all available funds first to the payment in full in cash of all distributions on the preferred securities then due and payable.

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

     If any event of default resulting from a debenture event of default exists, we, as holder of the common securities of the trust, will be deemed to have waived any right to act with respect to the event of default under the trust agreement until the effect of all those events of default with respect to the preferred securities has been cured, waived or otherwise eliminated. Until any events of default under the trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf, as a holder of the preferred securities, and not on our behalf as holder of the common securities, and only you acting with the other holders will have the right to direct the property trustee to act on your behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     Each trust will automatically terminate upon expiration of its term or the redemption of all of the preferred securities of the trust. In addition, we will terminate the trust on the first to occur of:

     - our bankruptcy, dissolution or liquidation;

     - a tax event or an investment company event, as described in the trust agreement, or the trust is not or will not be taxed as a grantor trust but a tax event has not occurred, and written direction is given to the property trustee within 45 days of such event to terminate the trust;

     - the redemption of all of the preferred securities; and

     - the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

     If an early termination occurs as described in the clauses above, the trustees will liquidate the trust as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the preferred securities and common securities a like amount of corresponding junior subordinated debentures. If the property trustee determines that this distribution is not practical, you will be entitled to receive out of the assets of the trust available for distribution, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment. We refer to this liquidation amount in this prospectus as the "liquidation distribution." If the trust can make the liquidation distribution only in part because it has insufficient assets available to pay the full aggregate liquidation distribution, then it will pay the amounts on a proportionate basis. We, as the holder of the common securities, will be entitled to receive distributions upon any liquidation proportionately with you, and the other holders of the preferred securities, except that if an event exists that constitutes an event of default under the corresponding series of junior subordinated debentures, the preferred securities will have a priority over the common securities. A supplemental indenture may provide that if an early termination occurs as described in the third clause above, the corresponding junior subordinated debentures may be subject to optional redemption in whole, but not in part.

EVENTS OF DEFAULT; NOTICE

     Under the terms of the trust agreements, each of the following constitutes an event of default for a series of preferred securities:

     - the occurrence of an event of default under the corresponding series of junior subordinated debentures (see "Description of Junior Subordinated Debentures -- Debenture Events of Default");

     - default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     - default by the property trustee in the payment of any redemption price of the preferred securities or common securities when it becomes due and payable;

     - default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in the second and third clauses above, and continuation of the default or breach for a period of 60 days after there has been given to the defaulting trustee or trustees by the holders of at least 10% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a notice of default under such trust agreement; or

     - the bankruptcy or insolvency of the property trustee and our failure to appoint a successor property trustee within 60 days of that event.

     Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you, the administrative trustees and us, as depositor, unless the event of default has been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we are and they are in compliance with all the conditions and covenants applicable to them and to us under the trust agreement.

     If an event of default under the corresponding series of junior subordinated debentures then exists, the preferred securities will have a preference over the common securities upon termination of the trust. See "-- Liquidation Distribution upon Termination."

     The existence of an event of default does not entitle you to accelerate the maturity of the corresponding junior subordinated debentures.

MODIFICATION OF THE JUNIOR SUBORDINATED INDENTURE

     In the case of corresponding junior subordinated debentures, so long as any of the related series of preferred securities remain outstanding:

     - no modification of the junior subordinated indenture may be made that adversely affects the holders of the preferred securities;

     - no termination of the junior subordinated indenture may occur; and

     - no waiver of any event of default or compliance with any covenant under the junior subordinated indenture with respect to the corresponding series of junior subordinated debentures may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the related preferred securities unless the principal of, and premium, if any on, the corresponding junior subordinated debentures and all accrued and unpaid interest on the corresponding junior subordinated debentures have been paid in full and other conditions are satisfied.

REMOVAL OF TRUSTEES

     Unless an event of default under the corresponding series of junior subordinated debentures exists, the holder of the common securities may remove any trustee. If a debenture event of default exists, the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee and the Delaware trustee. In no event will you have the right to vote to appoint, remove or replace the administrative trustees. These voting rights are vested exclusively in us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an event of default then exists, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may be located, we, as the holder of the common securities, and the administrative trustees will have power to

                                        41
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appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee. These persons will have the powers provided in the instrument of appointment, and we may vest in that person or persons any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If an event of default under the corresponding series of junior subordinated debentures exists, the property trustee alone will have power to make that appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the trustee is a party, or any corporation succeeding to all or substantially all the corporate trust business of the trustee, will be the successor of such trustee under the trust agreements, provided that the corporation is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUSTS

     A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below.

     A trust may, at our request, with the consent of the administrative trustees and without your consent, merge with or into, consolidate, amalgamate, or be replaced by a trust organized under the laws of any state. However, the following conditions must be satisfied:

     - the successor entity must either:

      - expressly assume all of the obligations of the trust relating to the preferred securities; or

      - substitute for the preferred securities other securities having substantially the same terms and the same ranking as the preferred securities;

     - we must expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

     - the successor securities must be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed;

     - the merger, consolidation, amalgamation or replacement must not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

     - the merger, consolidation, amalgamation or replacement must not adversely affect the rights, preferences and privileges of holders of the preferred securities, including any successor securities, in any material respect;

     - the successor entity must have a purpose identical to that of the trust;

     - prior to the merger, consolidation, amalgamation or replacement, we must have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

      - the merger, consolidation, amalgamation or replacement, does not adversely affect the rights, preferences and privileges of holders of the preferred securities, including any successor securities, in any material respect; and

      - following the merger, consolidation, amalgamation or replacement, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and
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

     - we or any permitted successor or assignee must own all of the common securities of the successor entity and guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

     However, a trust may not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if it would cause the trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "Description of Guarantees-Amendments and Assignment" and as otherwise required by law and the applicable trust agreement, you will have no voting rights.

     We and the trustees may amend a trust agreement without your consent:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement; or

     - to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any preferred securities and common securities are outstanding, or to ensure that the trust will not be required to register as an investment company under the Investment Company Act.

However, in the case of the first clause above, the action may not adversely affect in any material respect the interests of the holders of the preferred securities or our interests, as the holder of the common securities. Any amendments of the trust agreement will become effective when notice is given to you and us.

     We and the trustees may also amend a trust agreement with:

     - the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding preferred securities and common securities; and

     - receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees under the amendment will not affect the status of the trust as a grantor trust for federal income tax purposes or its exemption from the status of an "investment company" under the Investment Company Act.

     Without both your and our consent a trust agreement may not be amended to:

     - change the amount or timing of any distribution on the preferred securities and common securities or otherwise adversely affect the amount of any distribution of the preferred securities and common securities as of a specified date; or

     - restrict your or our right to institute suit for the enforcement of any payment on or after that date.

     So long as any corresponding junior subordinated debentures are held by the property trustee, the trustees may not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or for executing any trust or power conferred on the debenture trustee with respect to the corresponding junior subordinated debentures;

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

     - waive any past default that is waivable under specified sections of the junior subordinated indenture;

     - exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures is due and payable; or

     - consent to any amendment, modification or termination of the junior subordinated indenture or the corresponding junior subordinated debentures, where that consent is required without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where a consent under the junior subordinated indenture would require the consent of each holder of corresponding junior subordinated debentures affected by the consent, no consent may be given by the property trustee without the prior consent of each holder of the related preferred securities.

     The trustees may not revoke any action previously authorized or approved by a vote of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify you of any notice of default with respect to the corresponding junior subordinated debentures. In addition to obtaining the approval of the holders of the preferred securities prior to taking any of these actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as a corporation or partnership for United States federal income tax purposes on account of the action.

     Any required approval of holders of preferred securities may be given at a meeting of holders of preferred securities convened for that purpose or through a written consent. The property trustee will cause a notice of any meeting at which you are entitled to vote, or of any matter upon which action by written consent is to be taken, to be given to each holder of record of preferred securities in the manner set forth in the trust agreement.

     Your vote or consent is not required for a trust to redeem and cancel the preferred securities under the applicable trust agreement.

     Any preferred securities that are owned by us, the trustees or any of our affiliates or any affiliate of the trustees, will, for purposes of a vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

     Each trust may issue a series of preferred securities in the form of one or more global preferred securities that will be deposited with a depositary identified in a prospectus supplement. Unless otherwise stated in the applicable prospectus supplement, the Depositary Trust Company, New York, New York, or DTC, will act as depositary. The trusts will issue global preferred securities only in fully registered form and in either temporary or permanent form. Unless it is exchanged for individual preferred securities, a global preferred security may not be transferred unless it is being transferred to certain nominees of the depositary.

     We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

     BENEFICIAL INTERESTS IN A GLOBAL PREFERRED SECURITY

     If a trust issues a global preferred security, the depositary for the global preferred security or its nominee will credit on its book-entry registration and transfer system the aggregate liquidation amounts of the individual preferred securities represented by the global preferred securities to the accounts of participants. The accounts will be designated by the dealers, underwriters or agents for the preferred securities, or by us if the preferred securities are offered and sold directly by the trust. Ownership of beneficial interests in a global preferred security will be limited to participants
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

or persons that may hold the trust interests through participants. Ownership and transfers of beneficial interests in the global preferred security will be shown on, and effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states may require that you take physical delivery of the securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global preferred security.

     So long as the depositary or its nominee is the registered owner of the global preferred security, the depositary or nominee will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as provided below, you:

     - will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in your name;

     - will not receive or be entitled to receive physical delivery of any preferred securities in definitive form; and

     - will not be considered the owner or holder of the preferred security under the trust agreement.

     PAYMENTS OF DISTRIBUTIONS

     The trust will pay distributions on global preferred securities to the depositary that is the registered holder of the global security, or its nominee. The depositary for the preferred securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global preferred security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of any payment of liquidation amount, premium or distributions, immediately will credit participants' accounts with amounts in proportion to their respective beneficial interests in the aggregate liquidation amount of the global preferred security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of those participants.

     Further, the trust may specify that you may, on terms acceptable to us, the property trustee and the depositary for the global preferred security, receive definitive preferred securities in exchange for your beneficial interests in a global preferred security, subject to any limitations described in the prospectus supplement relating to the preferred securities. In that instance, you will be entitled to physical delivery of definitive preferred securities equal in liquidation amount to that beneficial interest and to have the preferred securities registered in your name. Unless otherwise provided in the applicable prospectus supplement, those definitive preferred securities will be issued in denominations of $25 and integral multiples of $25.

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in the applicable prospectus supplement, each trust will make payments on the preferred securities to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates. However, if any preferred securities are not held by DTC, the trust will make the payments by check mailed to the address of the holder entitled to the payment as shown on the register. Unless otherwise provided in the applicable prospectus supplement, the paying agent will initially be the property trustee, together with any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent may resign as paying agent upon 30 days' written notice to the property trustees and us. If the property trustee
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

ceases to be the paying agent, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to the administrative trustees and us.

REGISTRAR AND TRANSFER AGENT

     Unless otherwise provided in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

     The trust will register transfers of preferred securities without charge, but upon your payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register the transfer of its preferred securities after the preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, unless an event of default then exists, will be required to perform only those duties that are specifically set forth in the applicable trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. However, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at your request unless you offer reasonable indemnity against the costs, expenses and liabilities that it might incur. If no event of default then exists and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in a trust agreement or is unsure of the application of any provision of a trust agreement, and the matter is not one on which holders are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by us. If it is not so directed, the property trustee will take such action as it deems advisable and in the best interests of the holders of the preferred securities and the holder of the common securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     Each trust agreement authorizes and directs the administrative trustees to operate the trust in such a way that the trust will not be deemed to be an investment company required to be registered under the Investment Company Act or taxed as a corporation or partnership for federal income tax purposes, and in such a way that the corresponding junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes. We and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine in our discretion to be necessary or desirable for these purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred securities.

     You have no preemptive or similar rights as a holder of preferred securities. No trust may borrow money or issue debt or mortgage or pledge any of its assets.

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

                           DESCRIPTION OF GUARANTEES

     At the same time as the issuance by a trust of its preferred securities, we will execute and deliver a guarantee for your benefit as a holder of the preferred securities. Bank One Trust Company, N.A. will act as indenture trustee under each guarantee for the purposes of compliance with the Trust Indenture Act. Each guarantee will be qualified as an indenture under the Trust Indenture Act.

     The following description of the terms of the guarantees is a summary. It summarizes only those portions of the guarantees which we believe will be most important to your decision to invest in the preferred securities. You should keep in mind, however, that it is the guarantees, and not this summary, which define your rights. There may be other provisions in the guarantees which are also important to you. You should read each guarantee itself for a full description of its terms. The form of the guarantees are filed as exhibits to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of the guarantees. The terms of each guarantee will include those stated in the applicable guarantee and those made part of the guarantee by reference to the Trust Indenture Act. Each guarantee will be executed at the time the related trust issues any preferred securities and will be filed with the SEC on a Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. When we refer in this summary to preferred securities, we mean the preferred securities issued by a trust to which a guarantee relates.

GENERAL TERMS OF THE GUARANTEES

     We will irrevocably agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments, as defined below, to you, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

     The following payments, which we refer to in this prospectus as the "guarantee payments," to the extent not paid by or on behalf of the related trust, will be subject to the guarantees:

     - any accrued and unpaid distributions required to be paid to you on the related preferred securities, to the extent that the trust has funds available for the payments;

     - the redemption price, including all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption by the trust, to the extent that the trust has funds available for the payments; or

     - upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust, unless the corresponding junior subordinated debentures are distributed to you, the lesser of:

      - the liquidation distribution; and

      - the amount of assets of the trust remaining available for distribution to you.

     Our obligation to make a guarantee payment may be satisfied by us directly paying to you the required amounts or by causing the trust to pay the amounts to you.

     Each guarantee will be an irrevocable guarantee on a subordinated basis of the related trust obligations under the preferred securities, but will apply only to the extent that the related trust has funds sufficient to make the payments. It is not a guarantee of collection.

     If we do not make interest payments on the corresponding junior subordinated debentures held by the trust, we expect that the trust will not pay distributions on the preferred securities and will not have funds legally available for those payments. The guarantees will rank subordinate and junior in right of payment to all of our debt other than debt which ranks equally with or junior to the guarantees. See "-- Status of the Guarantees."

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

     As a non-operating holding company, most of our operating assets and the assets of our consolidated subsidiaries are owned by our subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, our obligations under the guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries. You should rely only on our assets for payments we owe. The payment of dividends by our insurance company subsidiaries may be restricted by state insurance laws and regulations as administered by state insurance departments. See "The Chubb Corporation."

     Unless we state otherwise in the applicable prospectus supplement, the guarantees do not limit the amount of secured or unsecured debt that we may incur. We expect from time to time to incur additional senior debt.

     We have, through the guarantees, the trust agreements, the junior subordinated debentures, the junior subordinated indenture and related expense agreements, taken together, fully, irrevocably and unconditionally guaranteed all of the obligations of the trusts under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities. See "Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debentures and the Guarantees."

STATUS OF THE GUARANTEES

     The guarantees will constitute unsecured obligations of Chubb and will rank subordinate and junior in right of payment to all "senior indebtedness" of Chubb. Senior indebtedness for this purpose has the same meaning as for the junior subordinated debentures.

     Unless we state otherwise in the applicable prospectus supplement, the guarantee of a series of preferred securities will rank equally with the guarantees relating to all other series of preferred securities that we may issue. A guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. The property trustee of the related trust will hold the guarantees for your benefit. The guarantees will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the corresponding junior subordinated debentures to you.

AMENDMENTS AND ASSIGNMENT

     We may not amend a guarantee without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding related preferred securities, except for any changes which do not materially adversely affect the rights of the holders of the preferred securities, in which case no vote will be required. The manner of obtaining any approval will be as set forth under "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement."

     All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a guarantee will occur when we fail to perform any of our payment or other obligations under the guarantee. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     You may institute a legal proceeding directly against us to enforce your rights under a guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     We, as guarantor, are required to file annually with each guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, unless a default by us in the performance of the guarantee then exists, is required to perform only those duties that are specifically set forth in the guarantee. After a default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. However, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at your request unless you offer reasonable indemnity against the costs, expenses and liabilities that it might incur.

TERMINATION OF THE GUARANTEES

     Each guarantee will terminate and be of no further force and effect upon:

     - full payment of the redemption price of the related preferred securities;

     - full payment of the amounts payable upon liquidation of the related trust; or

     - the distribution of corresponding junior subordinated debentures to the holders in exchange for the related preferred securities.

     The guarantee will continue to be effective or will be reinstated if at any time you must restore payment of any sums paid under the preferred securities or the guarantees.

GOVERNING LAW

     The guarantees will be governed by and construed in accordance with the laws of the State of New York.

EXPENSE AGREEMENTS

     We will enter into an expense agreement with each trust. Under each expense agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the relevant trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to you the amounts due to you under the terms of the preferred securities.

          DESCRIPTION OF CORRESPONDING JUNIOR SUBORDINATED DEBENTURES

     The corresponding junior subordinated debentures are to be issued in one or more series under the junior subordinated indenture, with terms corresponding to the terms of the related preferred securities. The terms of the junior subordinated debentures and the junior subordinated indenture are generally described under "Description of Junior Subordinated Debentures." The following summary describes the terms of the corresponding junior subordinated debentures and the junior subordinated indenture that will apply in the specific case of our issuing junior subordinated debentures to a trust in the context of that trust issuing related preferred securities to you.

     The following description of the terms of the corresponding junior subordinated debentures and the junior subordinated indenture is a summary. It summarizes only those portions of the junior subordinated indenture which we believe will be most important to your decision to invest in the preferred securities. You should keep in mind, however, that it is the junior subordinated indenture, and not this summary, which defines your rights. There may be other provisions in the junior subordinated indenture which are also important to you. You should read the form of the junior subordinated indenture itself for a full description of its terms. The junior subordinated indenture is filed as an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the junior subordinated indenture.

GENERAL TERMS OF THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES

     At the same time a trust issues preferred securities, the trust will invest the proceeds from the sale of the preferred securities and the consideration paid by us for the common securities in a series of corresponding junior subordinated debentures issued by us to the trust. Each series of corresponding junior subordinated debentures will be in the principal amount equal to the aggregate stated liquidation amount of the related preferred securities plus our investment in the common securities and, unless we state otherwise in the applicable prospectus supplement, will rank equally with all other series of corresponding junior subordinated debentures. The corresponding junior subordinated debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the junior subordinated indenture to all our senior debt. See "Description of Junior Subordinated Debentures -- Subordination" and the prospectus supplement relating to any offering of related preferred securities.

REDEMPTION

     Unless we state otherwise in the applicable prospectus supplement, we may, at our option and at any time, redeem any series of corresponding junior subordinated debentures, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date. We may redeem corresponding junior subordinated debentures in denominations larger than $25 but only in integral multiples of $25.

     We will mail notice of any redemption of your junior subordinated debentures at least 30 days but not more than 60 days before the redemption date to you at your registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

     For so long as the applicable trust is the holder of all the outstanding series of corresponding junior subordinated debentures, the trust will use the proceeds of any redemption to redeem the corresponding preferred securities. We may not redeem a series of corresponding junior subordinated debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debentures of the series for all interest periods terminating on or prior to the redemption date.

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

COVENANTS OF THE CHUBB CORPORATION

     We will covenant in the junior subordinated indenture for each series of corresponding junior subordinated debentures that we will pay additional sums to the trust if:

     - the trust that has issued the corresponding series of preferred securities and common securities is the holder of all of the corresponding junior subordinated debentures;

     - a tax event, as defined therein, exists; and

     - we have not redeemed the corresponding junior subordinated debentures or terminated the trust.

     We will also covenant, for each series of corresponding junior subordinated debentures, that we and our subsidiaries will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock; or

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities, including other corresponding junior subordinated debentures, that rank equally with or junior in interest to the corresponding junior subordinated debentures or make any related guarantee payments, other than:

     - dividends or distributions in our common stock;

     - redemptions or purchases of any rights pursuant to our rights plan, or any successor to our rights plan, and the declaration of a dividend of these rights in the future; and

     - payments under any guarantee of preferred securities,

if at that time:

     - there has occurred any event of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an event of default under the junior subordinated indenture for that series of corresponding junior subordinated debentures which we have not taken reasonable steps to cure;

     - we are in default on our payment of any obligations under the related guarantee; or

     - we have given notice of our selection of an extension period as provided in the junior subordinated indenture for that series of corresponding junior subordinated debentures and have not rescinded that notice, or the extension period, or any extension, is continuing.

     We will also covenant, for each series of corresponding junior subordinated debentures:

     - to maintain, by ourselves or our permitted successors, directly or indirectly 100% ownership of the common securities of the trust to which corresponding junior subordinated debentures have been issued;

     - not to voluntarily terminate, wind-up or liquidate any trust, except in connection with a distribution of corresponding junior subordinated debentures to you in liquidation of the trust, or in connection with mergers, consolidations or amalgamations permitted by the related trust agreement; and

     - to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the trust to remain a statutory trust and not to be classified as an association taxable as a corporation for United States federal income tax purposes.

     When we use the term "additional sums," we mean the additional amounts that may be necessary in order that the amount of distributions then due and payable by a trust on its outstanding preferred securities and common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a tax event.

RIGHTS OF PREFERRED SECURITYHOLDERS

     If a debenture event of default is attributable to our failure to pay interest or principal on the corresponding junior subordinated debentures on the date the interest or principal is payable, you, as a holder of related preferred securities may institute a legal proceeding directly against us, which we refer to in this prospectus as a direct action, for enforcement of payment to you of the principal of or interest on the corresponding junior subordinated debentures having a principal amount equal to the aggregate liquidation preference of your related preferred securities.

     We may not amend the junior subordinated indenture to remove the right to bring a direct action without the prior written consent of the holders of all of the related preferred securities. If the right to bring a direct action is removed, the applicable issue may become subject to the reporting obligations under the Securities Exchange Act of 1934. We have the right under the junior subordinated indenture to set-off any payment made to you as a holder of preferred securities by us in connection with a direct action.

     If an event of default under the junior subordinated indenture with respect to an outstanding series of junior subordinated debentures occurs and is continuing, and if the debenture trustee or the holders of not less than 25% in aggregate principal amount of the outstanding junior subordinated debentures of that series fail to declare the principal amount of all of the junior subordinated debentures of that series to be due and payable immediately, the holders of 25% in aggregate liquidation amount of the related series of preferred securities may by written notice thereof to us and to the debenture trustee declare the principal amount of the junior subordinated debentures of that series to be due and payable.

     You will not be able to exercise directly any remedies other than those described in the preceding three paragraphs available to holders of a series of the junior subordinated debentures unless there has been an event of default under the corresponding trust agreement.

DISTRIBUTION OF THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES

     If provided in the applicable prospectus supplement, we will have the right to extend or shorten the maturity of any series of corresponding junior subordinated debentures at the time that we exercise our right to elect to terminate the related trust and cause the corresponding junior subordinated debentures to be distributed to the holders of the preferred securities and common securities in liquidation of the trust.

         RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE CORRESPONDING
               JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEES

     As long as payments of interest and other payments are made when due on each series of corresponding junior subordinated debentures, these payments will be sufficient to cover distributions and other payments due on the related preferred securities, primarily because:

     - the aggregate principal amount of each series of corresponding junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the corresponding preferred securities and corresponding common securities;

     - the interest rate and interest and other payment dates on each series of corresponding junior subordinated debentures will match the distribution rate and distribution and other payment dates for the corresponding preferred securities;

     - we will pay for all and any costs, expenses and liabilities of the trust except the obligations of the trust to holders of its preferred securities under the preferred securities; and

     - each trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

     We will irrevocably guarantee payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of such distributions, as set forth under "Description of Guarantees."

     Taken together, our obligations under each series of junior subordinated debentures, the junior subordinated indenture, the related trust agreement, the related expense agreement and the related guarantee provide a full, irrevocable and unconditional guarantee by us of payments of distributions and other amounts due on the related series of preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities. If and to the extent that we do not make payments on any series of corresponding junior subordinated debentures, the related trust will not pay distributions or other amounts due on its preferred securities.

     Notwithstanding anything to the contrary in the junior subordinated indenture, we have the right to set-off any payment we are otherwise required to make under the junior subordinated indenture with and to the extent we have made or are making a payment under the related guarantee.

     You may institute a legal proceeding directly against us to enforce your rights under the related guarantee without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person or entity.

     The preferred securities of each trust evidence your rights to the benefits of the trust. Each trust exists for the sole purpose of issuing its preferred securities and common securities, investing the proceeds from the sale of such securities in corresponding junior subordinated debentures and related purposes.

     A principal difference between your rights as a holder of a preferred security and the rights of a holder of a corresponding junior subordinated debenture is that a holder of a corresponding junior subordinated debenture will accrue, and, subject to the permissible extension of the interest period, is entitled to receive, interest on the principal amount of corresponding junior subordinated debentures held, while you are only entitled to receive distributions if and to the extent the trust has funds available for the payment of those distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of any trust involving the liquidation of the corresponding junior subordinated debentures, you will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution upon Termination."

     Upon any voluntary or involuntary liquidation or bankruptcy of Chubb, the property trustee, as holder of the corresponding junior subordinated debentures, would be a subordinated creditor. In this case, the property trustee would be subordinated in right of payment to all senior indebtedness of Chubb, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under each guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, your position as a holder of the preferred securities and the position of a holder of the corresponding junior subordinated debentures relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of our company would be substantially the same.

     A default or event of default under any senior indebtedness of Chubb would not constitute a default or event of default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, senior indebtedness, the subordination provisions of the junior subordinated indenture provide that we may not make payments on the corresponding junior subordinated debentures until the senior indebtedness has been paid in full or any payment default under the senior indebtedness has been cured or waived. Our failure to make required payments on any series of corresponding junior subordinated debentures would constitute an event of default under the junior subordinated indenture.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus through agents, underwriters or dealers, or directly to purchasers.

     We may use agents who we designate to solicit offers to purchase the securities.

     - We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

     - Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of 1933, as amended, of any of the securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

     - If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

     - We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

     - The underwriters will use the applicable prospectus supplement to sell the securities.

     We may use a dealer to sell the securities.

     - If we use a dealer, we, as principal, will sell the securities to the dealer.

     - The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

     We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

     We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

     We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

     - If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

     - We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

                                 LEGAL MATTERS

     Unless we state otherwise in the applicable prospectus supplement, the validity of any securities offered by us under this prospectus, other than any preferred securities, will be passed upon for us by Debevoise & Plimpton, New York, New York. Such counsel may rely on the opinion of Drinker Biddle & Reath LLP, Florham Park, New Jersey, as to matters of New Jersey law. The validity of any preferred securities will be passed upon for the trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedules of The Chubb Corporation appearing in The Chubb Corporation's Annual Report (Form 10-K) for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us and the trusts. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be inspected and copied at, or obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to the SEC's website. The information on the SEC's website, which might be accessible through a hyperlink resulting from this URL, is not and is not intended to be part of this prospectus and is not incorporated into this prospectus by reference.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above and may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

     - our Annual Report on Form 10-K for the year ended December 31, 2002;

     - our amendment to our Annual Report on Form 10-K for the year ended December 31, 2002 on Form 10-K/A filed with the SEC on March 13, 2003;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

     - our amendment to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 on Form 10-Q/A filed with the SEC on June 12, 2003;

     - our Current Reports on Form 8-K filed on January 21, 2003, March 14, 2003 and June 6, 2003;

     - the information under the captions indicated in Part III of our Annual Report on Form 10-K on pages 3 through 11, 14 through 25 and 38 of our Proxy Statement dated March 28, 2003; and

     - all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, Attention: Secretary (telephone: 908-903-2000).

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                               13,500,000 SHARES

                                  (CHUBB LOGO)
                             The Chubb Corporation

                                  COMMON STOCK

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                  ------------

                          Joint Book-Running Managers

CITIGROUP                GOLDMAN, SACHS & CO.                MERRILL LYNCH & CO.
                                  ------------

                            BEAR, STEARNS & CO. INC.
                           CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                                 MORGAN STANLEY
                              WACHOVIA SECURITIES

                                  ------------

                                 JUNE 18, 2003

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